Exhibit 10.1

CREDIT AGREEMENT

dated as of May 20, 2019

among

ACUTUS MEDICAL, INC.,

as the Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as the Administrative Agent,

and

ORBIMED ROYALTY OPPORTUNITIES II, LP,

as the Origination Agent

THE LOANS HEREUNDER ARE BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR U.S. FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY OF THE LOANS MAY BE OBTAINED FROM THE BORROWER BY CONTACTING THE ADDRESS OF THE BORROWER SPECIFIED ON SCHEDULE 10.2 TO THE DISCLOSURE LETTER.

-i-

SCHEDULES:

Schedule 2.1		Commitments and Applicable Percentages

EXHIBITS:

Exhibit A	-	Form of Promissory Note
Exhibit B	-	Form of Loan Request
Exhibit C	-	Form of Compliance Certificate
Exhibit D	-	Form of Guarantee
Exhibit E	-	Form of Security Agreement
Exhibit F	-	Form of Assignment and Assumption
Exhibit G	-	Form of Warrant
Exhibit H	-	Form of Convertible Note Documentation
Exhibit I	-	Form of Intercompany Debt Subordination Agreement
Exhibit J	-	Form of Senior Convertible Note Subordination Agreement

CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of May 20, 2019 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is among ACUTUS MEDICAL, INC., a Delaware corporation (the “Borrower”), the Lenders (defined herein), ORBIMED ROYALTY OPPORTUNITIES II, LP, a Delaware limited partnership (together with its Affiliates, successors, transferees and assignees), as Origination Agent, and WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent. The Borrower and each Lender are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, the Borrower has requested that the Lenders provide a senior term loan facility to the Borrower in an aggregate principal amount of $70,000,000 (with $40,000,000 available on the Closing Date, $10,000,000 available on or prior to June 30, 2020 and $20,000,000 available on or prior to December 31, 2020, subject to the terms and conditions set forth herein); and

WHEREAS, the Lenders are willing, on the terms and subject to the conditions hereinafter set forth, to extend the Commitment and make the Loans to the Borrower;

NOW, THEREFORE, the parties hereto agree as follows.

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1    Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“Administrative Agent” means Wilmington Trust, National Association, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.2 to the Disclosure Letter or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Affiliate” of any Person means any other Person which, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. “Control” (and its correlatives) by any Person means (a) the power of such Person, directly or indirectly, (i) to vote 10% or more of the Voting Securities (determined on a fully diluted basis) of another Person or (ii) to direct or cause the direction of the management and policies of such other Person (whether by contract or otherwise), or (b) ownership by such Person of 10% or more of the Capital Securities of another Person.

“Agency Fee Letter” means the fee letter, dated as of the Closing Date, between the Borrower and Wilmington Trust, as Administrative Agent.

“Agents” means the Administrative Agent and the Origination Agent.

“Agreement” is defined in the preamble.

“Applicable Margin” means 7.75%.

“Applicable Percentage” means, with respect to any Lender at any time, with respect to such Lender’s portion of the outstanding Loans at any time, the percentage of the outstanding principal amount of the Loans held by such Lender at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.10(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit F hereto or any other form approved by the Administrative Agent.

“Assignment Effective Date” is defined in Section 10.10(a).

“Authorized Officer” means, relative to the Borrower or any of the Subsidiaries, those of its officers, general partners or managing members (as applicable) whose signatures and incumbency shall have been certified to the Administrative Agent and the Lenders pursuant to Section 5.2.

“Benefit Plan” means any employee benefit plan, as defined in section 3(3) of ERISA, that either: (a) is a “multiemployer plan,” as defined in section 3(37) of ERISA, (b) is subject to section 412 of the Code, section 302 of ERISA or Title IV of ERISA, or (c) provides welfare benefits to terminated employees, other than to the extent required by section 4980B(f) of the Code and the corresponding provisions of ERISA.

“Borrower” is defined in the preamble.

“Business Day” means any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York.

“Capital Securities” means, with respect to any Person, all shares of, interests or participations in, or other equivalents in respect of (in each case however designated, whether voting or non-voting), of such Person’s capital stock, whether now outstanding or issued after the Closing Date.

“Capitalized Lease Liabilities” means, with respect to any Person, all monetary obligations of such Person and its Subsidiaries under any leasing or similar arrangement which have been (or, in accordance with GAAP, should be) classified as capitalized leases, and for purposes of each Loan Document the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty; provided, however, that all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions, calculations and covenants for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in accordance with GAAP.

“Cash Equivalent Investment” means, at any time:

(a)    any direct obligation of (or unconditionally guaranteed by) the United States (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States) maturing not more than one year after such time;

(b)    commercial paper maturing not more than one year from the date of issue, which is issued by a corporation (other than an Affiliate of the Borrower or any of its Subsidiaries) organized under the Laws of any state of the United States or of the District of Columbia and rated A-l or higher by S&P or P-1 or higher by Moody’s;

(c)    any certificate of deposit, demand or time deposit or bankers acceptance, maturing not more than one year after its date of issuance, which is issued by or placed with any bank or trust company organized under the Laws of the United States (or any state thereof) and which has (i) a credit rating of A2 or higher from Moody’s or A or higher from S&P and (ii) a combined capital and surplus greater than $500,000,000; or

(d)    investments in money market mutual funds at least 95% of the assets of which are comprised of securities of the types described in clauses (a) through (c) of this definition.

“Casualty Event” means the damage, destruction or condemnation, as the case may be, of property of any Person or any of its Subsidiaries.

“cGCP” means the then current Good Clinical Practices that establish the national and international ethical and scientific quality standards for designing, conducting, recording and reporting clinical trials that are promulgated or endorsed for the United States by the FDA (including through ICH E6 and 21 CFR Parts 50, 54, 56 and 312) and for outside the United States by comparable Governmental Authorities.

“Change in Control” means and shall be deemed to have occurred if: (a) any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act) shall acquire or own, directly or indirectly, beneficially or of record, determined on a fully diluted basis, more than 40% of the

Voting Securities of the Borrower; (b) a majority of the seats (other than vacant seats) on the board of directors (or equivalent) of the Borrower shall at any time be occupied by persons who were neither (i) nominated, appointed or approved by the board of directors of the Borrower nor (ii) appointed by directors so nominated, appointed or approved; or (c) the Borrower shall cease to directly own, beneficially and of record, 100% of the issued and outstanding Capital Securities of the Subsidiaries (other than directors’ qualifying shares or similar shares as required by applicable law); provided that the occurrence of a Qualified IPO, in and of itself, shall not be deemed a Change in Control.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty; (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Closing Date” means the date of the making of the Initial Loan hereunder, which in no event shall be later than May 20, 2019.

“Closing Date Certificate” means a closing date certificate executed and delivered by an Authorized Officer of the Borrower in accordance with Section 5.3.

“CMS” means the U.S. Centers for Medicare & Medicaid Services.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” is defined in the Security Agreement.

“Commitment” means, as to each Lender, such Lender’s obligation (if any) to make Loans hereunder.

“Commitment Amount” means the Initial Commitment Amount plus the Delayed Draw Commitment Amounts.

“Commitment Fee” is defined in Section 3.11.

“Compliance Certificate” means a certificate duly completed and executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit C hereto.

“Confidential Information” means any and all information or material (whether written or oral, or in electronic or other form) that, at any time before, on or after the Closing Date, has been or is provided or communicated to the Receiving Party by or on behalf of the Disclosing

Party pursuant to this Agreement or in connection with the transactions contemplated hereby, and shall include the existence and terms of this Agreement, other than any such information that is available to the Receiving Party on a non-confidential basis prior to disclosure by the Disclosing Party.

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide ftinds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the stated or determined amount of the outstanding debt, obligation or other liability guaranteed thereby, or if not stated or determinable, the maximum reasonably anticipated amount of such debt, obligation or other liability as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount for which such Person may be liable under the applicable agreement, undertaking or arrangement.

“Control” is defined within the definition of “Affiliate.”

“Controlled Account” is defined in Section 7.13(a).

“Convertible Notes” means the convertible promissory notes, in an aggregate original principal amount of $37,000,000, to be issued by the Borrower after the Closing Date pursuant to the documentation, in the form set forth in, and in the amounts for each investor set forth in, Exhibit H hereto.

“Copyrights” means all copyrights, whether statutory or common law, and all exclusive and nonexclusive licenses from third parties or rights to use copyrights owned by such third parties, along with any and all (a) renewals, revisions, extensions, derivative works, enhancements, modifications, updates and new releases thereof, (b) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect thereto, including damages and payments for past, present or fiiture Infringements thereof, (c) rights to sue for past, present and future Infringements thereof, and (d) foreign copyrights and any other rights corresponding thereto throughout the world.

“Copyright Security Agreement” means any Copyright Security Agreement executed and delivered by the Borrower or any of the Subsidiaries in substantially the form of Exhibit C to the Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

“Delayed Draw Closing Dates” means the First Delayed Draw Closing Date and the Second Delayed Draw Closing Date.

“Delayed Draw Commitment Amounts” means the First Delayed Draw Commitment Amount and the Second Delayed Draw Commitment Amount.

“Delayed Draw Commitment Termination Dates” means the First Delayed Draw Commitment Termination Date and the Second Delayed Draw Commitment Termination Date.

“Delayed Draw Loans” means the First Delayed Draw Loan and the Second Delayed Draw Loan.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Device” means any instrument, apparatus, implement, machine, contrivance, implant, in vitro reagent, or other similar or related article, including any component, part, or accessory which is (a) intended for use in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment, or prevention of disease, in man or other animals, or (b) intended to affect the structure or any function of the body of man or other animals; and which does not achieve its primary intended purposes through chemical action within or on the body of man or other animals and which is not dependent upon being metabolized for the achievement of its primary intended purposes.

“Disclosing Party” means the Party disclosing Confidential Information.

“Disclosure Letter” means the disclosure letter, dated as of the Closing Date (as supplemented by the Borrower pursuant to the terms of this Agreement), delivered by the Borrower to the Administrative Agent for the benefit of the Lenders.

“Disposition” (or words of similar import such as “Dispose”) means any sale, transfer, lease, license, contribution or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, any of the Borrower’s or its Subsidiaries’ assets (including accounts receivable and Capital Securities of Subsidiaries, but excluding, for the avoidance of doubt, the issuance of Capital Securities of the Borrower, or sale of treasury Capital Securities of the Borrower, in each case by the Borrower) to any other Person (other than to the Borrower or any of the Guarantors) in a single transaction or series of transactions.

“Disqualified Capital Securities” shall mean any Capital Securities that, by their terms (or by the terms of any security or other Capital Securities into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a) mature or are mandatorily redeemable (other than solely for Qualified Capital Securities), pursuant to a sinking fund obligation or otherwise (except as a result of a Change in Control or asset sale so long as any rights of the holders thereof upon the occurrence of a Change in Control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitment), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Capital Securities) (except as a result of a Change in Control or asset sale so long as any rights of the holders thereof upon the occurrence of a Change in Control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitment), in whole or in part, (c) provide for the scheduled payment of dividends in cash or (d) are or become convertible into or exchangeable for Indebtedness or any other Capital Securities that would constitute Disqualified Capital Securities, in each case of clauses (a) through (d), prior to the date that is 181 days after the Maturity Date; provided that if such Capital Securities are issued pursuant to a plan for the benefit of employees of the Borrower or any of its Subsidiaries, or by any such plan to such employees, such Capital Securities shall not constitute Disqualified Capital Securities solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Division/Series Transaction” means, with respect to any Person that is a limited liability company organized under the Laws of the State of Delaware, that any such Person (a) divides into two or more Persons (whether or not the original Person survives such division) or (b) creates, or reorganizes into, one or more series, in each case, as contemplated under the Laws of the State of Delaware.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.10(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.10(b)(iii)).

“Environmental Laws” means all federal, state, local or international laws, statutes, rules, regulations, codes, directives, treaties, requirements, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, natural resources, Hazardous Material or health and safety matters.

“Environmental Liability” means any liability, loss, claim, suit, action, investigation, proceeding, damage, commitment or obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of or affecting the Borrower or any Subsidiary directly or indirectly arising from, in connection with or based upon (a) any Environmental Law or Environmental Permit, (b) the generation, use, handling, transportation, storage, treatment, recycling, presence, disposal, Release or threatened Release of, or exposure to, any Hazardous Materials, or (c) any contract, agreement, penalty, order, decree, settlement, injunction or other arrangement (including operation of Law) pursuant to which liability is assumed, entered into, inherited or imposed with respect to any of the foregoing.

“Environmental Permit” is defined in Section 6.7(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation that is a member of a controlled group of corporations within the meaning of section 414(b) of the Code of which that Person is a member, (b) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of section 414(c) of the Code of which that Person is a member, or (c) any member of an affiliated service group within the meaning of section 414(m) or 414(o) of the Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member.

“Event of Default” is defined in Section 9.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” is defined in Section 7.13(a).

“Existing Convertible Notes” means the convertible promissory notes, in an aggregate original principal amount of $22,815,231.50, issued by the Borrower pursuant to the Note and Warrant Purchase Agreement, dated as of June 7, 2018 (as amended, modified or supplemented), by and among the Borrower and the investors party thereto.

“Exit Fee” is defined in Section 3.8.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FDA” means the U.S. Food and Drug Administration and any successor entity.

“FD&C Act” means the U.S. Food, Drug, and Cosmetic Act (or any successor thereto), as amended from time to time, and the rules, regulations, guidelines, guidance documents and compliance policy guides issued or promulgated thereunder.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day.

“First Delayed Draw Closing Date” means the date of the making of the First Delayed Draw Loan hereunder, which in no event shall be later than June 30, 2020.

“First Delayed Draw Commitment Amount” as to each Lender, means its obligation to make a portion of the First Delayed Draw Loan to the Borrower pursuant to Section 2.1, in the principal amount set forth opposite such Lender’s name on Schedule 2.1. The aggregate principal amount of the First Delayed Draw Commitment Amount of all of the Lenders as in effect on the Closing Date is $10,000,000.

“First Delayed Draw Commitment Termination Date” means the earliest to occur of (a) the First Delayed Draw Closing Date (immediately after the making of the First Delayed Draw Loan on such date), (b) June 30, 2020, and (c) May 20, 2019, if the Initial Loan shall not have been made hereunder prior to such date.

“First Delayed Draw Loan” is defined in Section 2.1.

“Fiscal Quarter” means a quarter ending on the last day of March, June, September or December.

“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2017 Fiscal Year”) refer to the Fiscal Year ending on December 31 of such calendar year.

“Foreign Lender” means a Lender that is organized under the laws of a jurisdiction outside of the United States.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“FTC Act” means the Federal Trade Commission Act, as amended.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any national, supranational, federal, state, county, provincial, local, municipal, territorial or other government or political subdivision thereof, whether domestic or foreign, and any agency, authority, commission, Notified Body, ministry, instrumentality, regulatory body, court, tribunal, arbitrator, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to any such government.

“Guarantee” means the guarantee executed and delivered by an Authorized Officer of each Guarantor, substantially in the form of Exhibit D hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Guarantor” means any Person that signs a Guarantee, which shall include all Material Subsidiaries.

“Hazardous Material” means any material, substance, chemical, mixture or waste which is capable of damaging or causing harm to any living organism, the environment or natural resources, including all explosive, special, hazardous, polluting, toxic, industrial, dangerous, biohazardous, medical, infectious or radioactive substances, materials or wastes, noise, odor, electricity or heat, and including petroleum or petroleum products, byproducts or distillates, asbestos or asbestos-containing materials, urea formaldehyde, polychlorinated biphenyls, radon gas, ozone-depleting substances, greenhouse gases, and all other substances or wastes of any nature regulated pursuant to any Environmental Law or as to which any Governmental Authority requires investigation, reporting or remedial action.

“Headcount” is defined in Section 7.1(a).

“Hedging Obligations” means, with respect to any Person, all liabilities of such Person under currency exchange agreements, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

“herein,” “hereof,” “hereto,” “hereunder” and similar terms contained in any Loan Document refer to such Loan Document as a whole and not to any particular Section, paragraph or provision of such Loan Document.

“IDE” means an Investigational Device Exemption, as defined in the FD&C Act.

“Impermissible Qualification” means any qualification or exception to the opinion or certification of any independent public accountant as to any financial statement of the Borrower which (a) is of a “going concern” or similar nature other than any such qualification that is based solely on a determination that the Borrower may not have sufficient cash or other available resources to run the business, (b) relates to the limited scope of examination of matters relevant to such financial statement, or (c) relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrower to be in Default.

“including” and “include” means including without limiting the generality of any description preceding such term, and, for purposes of each Loan Document, the Parties agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

“Indebtedness” of any Person means:

(a)    all obligations of such Person for borrowed money or advances and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(b)    all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person;

(c)    all Capitalized Lease Liabilities of such Person and all obligations of such Person arising under Synthetic Leases;

(d)    net Hedging Obligations of such Person;

(e)    all obligations of such Person in respect of Disqualified Capital Securities;

(f)    whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person), and indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on property owned or being acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

(g)    all Contingent Liabilities of such Person in respect of any of the foregoing.

The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Liabilities” is defined in Section 10.4.

“Indemnified Parties” is defined in Section 10.4.

“Infringement” and “Infringes” mean the misappropriation or other violation of knowhow, trade secrets, confidential information, or Intellectual Property.

“Initial Commitment Amount” as to each Lender, means its obligation to make a portion of the Initial Loan to the Borrower pursuant to Section 2.1, in the principal amount set forth opposite such Lender’s name on Schedule 2.1. The aggregate principal amount of the Initial Commitment Amount of all of the Lenders as in effect on the Closing Date is $40,000,000.

“Initial Commitment Termination Date” means the earliest to occur of (a) the Closing Date (immediately after the making of the Initial Loan on such date), and (b) May 20, 2019, if the Initial Loan shall not have been made hereunder prior to such date.

“Initial Loan” is defined in Section 2.1.

“Intellectual Property” means all: (a) Patents, all patent applications and invention disclosure documents of any type, registrations and renewals, reissues, reexaminations and patent rights in any lawful form thereof; (b) Trademarks; (c) Copyrights and other works of authorship (registered or unregistered), and all applications, registrations and renewals therefor; (d) Product Agreements; (e) computer software, databases, data and documentation; (f) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, inventions, manufacturing processes and techniques, research and development information, data and other information included in or supporting Regulatory Authorizations; (g) financial, marketing and business data, pricing and cost information, business, finance and marketing plans, customer and prospective customer lists and information, and supplier and prospective supplier lists and information; (h) other intellectual property or similar proprietary rights; (i) copies and tangible embodiments of any of the foregoing (in whatever form or medium); and (j) any and all improvements to any of the foregoing which is owned, assigned to or could by contract be owned or assigned to the Borrower, its Subsidiaries or their respective agents.

“Interest Period” means: (a) initially, the period beginning on (and including) the date on which the Initial Loan is made hereunder pursuant to Section 2.3 and ending on (but not including) the last Business Day of the calendar month in which the Loan was made; and (b) thereafter, the period beginning on (and including) the last Business Day of the immediately preceding calendar month and ending on the earlier of (i) (but not including) the last Business Day of such calendar month and (ii) (and including) the Maturity Date.

“Investigational Application” means an authorization to commence human clinical studies or distribute an investigational product, including (a) an investigational device exemption (IDE), (b) an abbreviated IDE as specified in FDA regulations in 21 C.F.R. § 812.2(b), (c) any equivalent of a United States IDE in other countries or regulatory jurisdictions, (d) all amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing and (e) all related documents and correspondence thereto, including documents and correspondence with Institutional Review Boards (IRBs).

“Investment” means, relative to any Person, (a) any loan, advance or extension of credit made by such Person to any other Person, including the purchase by such Person of any bonds, notes, debentures or other debt securities of any other Person, (b) Contingent Liabilities in favor of any other Person, and (c) any Capital Securities held by such Person in any other Person. The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.

“Investment Documents” means, collectively, the Loan Documents and the Lender Warrants.

“Junior Convertible Note Subordination Agreement” means that certain Junior Convertible Note Subordination Agreement, dated as of the date hereof, by and among the Administrative Agent, OrbiMed Royalty Opportunities II, LP, as agent for the holders of the Convertible Notes, the holders of the Existing Convertible Notes and the Borrower.

“Key Permits” means all Permits relating to the Products, which Permits are material to the business of the Borrower and its Subsidiaries, taken as a whole.

“knowledge” of the Borrower means the actual knowledge of any officer of the Borrower or any Subsidiary, after due inquiry.

“Laws” is defined in Section 6.18(a).

“Lender” means each Person identified as a “Lender” on the signature pages hereto and its successors and permitted assigns.

“Lender Warrants” means those certain warrants to purchase shares of the Borrower’s common stock issued to the Lenders on the Closing Date and substantially in the form of Exhibit G hereto.

“Lending Office” means, as to any Lender, the office address of such Lender and, as appropriate, account of such Lender set forth on Schedule 10.2 to the Disclosure Letter or such other address or account as such Lender may from time to time notify the Borrower and the Administrative Agent.

“LIBO Rate” means the one-month London Interbank Offered Rate for deposits in U.S. Dollars at approximately 11:00 a.m. (London, England time), quoted by the Administrative Agent from the appropriate Bloomberg or Telerate page selected by the Administrative Agent (or any successor thereto or similar source determined by the Administrative Agent from time to time), which shall be that one-month London Interbank Offered Rate for deposits in U.S. Dollars in effect two Business Days prior to the first day of each Interest Period, adjusted for any reserve requirement and any subsequent costs arising from a change in governmental regulation, such rate to be rounded up to the nearest 1/16 of 1% and such rate to be reset monthly as of the first day of each Interest Period; provided that if the LIBO Rate shall be less than 2.50%, such rate shall be deemed to be 2.50% for the purposes of this Agreement. The initial LIBO Rate shall be that one-month London Interbank Offered Rate for deposits in U.S. Dollars in effect two Business Days prior to the date of the Initial Loan, which rate shall be in effect until (and including) the last day of such Interest Period; provided that if the LIBO Rate shall be less than 2.50%, such rate shall be deemed to be 2.50%. The Administrative Agent’s internal records of applicable interest rates shall be determinative in the absence of manifest error.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or other priority or preferential arrangement of any kind or nature whatsoever, to secure payment of a debt or performance of an obligation.

“Liquidity” means, at any time, an amount determined for the Borrower equal to the sum of unrestricted cash-on-hand and Cash Equivalent Investments of the Borrower, to the extent held in a Controlled Account located in the United States.

“Loan Documents” means, collectively, this Agreement, any Notes, the Security Agreement, the Agency Fee Letter, each other agreement pursuant to which a Lien is granted to secure the Obligations (including any mortgages or other documents entered into pursuant to Section 7.8), any Guarantee, and each other agreement, certificate, document or instrument delivered in connection with any Loan Document, whether or not specifically mentioned herein or therein other than, for purposes of Section 4.3 and the last sentence of Section 10.14(b), the Lender Warrants.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Loan Request” means a Loan request and certificate duly executed by an Authorized Officer of the Borrower substantially in the form of Exhibit B hereto.

“Loans” means the Initial Loan and the Delayed Draw Loans.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of any Secured Party under any Loan Document or (c) the ability of the Borrower or any Subsidiary to perform its material Obligations under any Loan Document.

“Material Agreements” means: (a) each contract or agreement to which the Borrower or any Subsidiary is a party involving either contractual obligations to pay or has resulted in aggregate payments of more than $1,000,000, whether such payments are being made by the Borrower or any Subsidiary to a non-Affiliated Person, or by a non-Affiliated Person to the Borrower or any Subsidiary; and (b) all other contracts or agreements, individually or in the aggregate, material to the business, operations, assets, prospects, condition (financial or otherwise), performance or liabilities of the Borrower or any Subsidiary.

“Material Subsidiary” means each Subsidiary which: (a) is organized under the laws of the United States, any state thereof, or the District of Columbia; (b) holds right, title or interest in any Intellectual Property; (c) holds or maintains any material Regulatory Authorization, whether now in effect or hereafter issued by any Regulatory Agency, including any Key Permits received from the FDA and any CE mark; (d) conducts business operations other than commercial sales; (e) is party to any Material Agreement (other than (i) leases of real property and (ii) that certain Supply Agreement, dated as of September 24, 2018, by and between Acutus Medical NV and MedFact Engineering GmbH) other than any Material Agreement between such Subsidiary and the Borrower or another Subsidiary; (f) has, together with its Subsidiaries, assets with a book value or fair market value exceeding $3,000,000 in the aggregate; provided that, if at any time the aggregate book value or the aggregate fair market value of the assets attributable to all Subsidiaries that are not Material Subsidiaries exceeds $3,000,000, the Borrower (or in the event the Borrower has failed to do so within five days, the Origination Agent) shall designate sufficient Subsidiaries as “Material Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute “Material Subsidiaries”; (g) has cash and Cash Equivalent Investments exceeding $500,000 individually for a period of more than 15 calendar days (excluding cash or Cash Equivalent Investments in Excluded Accounts); provided that, if at any time the aggregate amount of cash and Cash Equivalent Investments attributable to all Subsidiaries that are not Material Subsidiaries exceeds $500,000, the Borrower (or in the event the Borrower has failed to do so within 15 calendar days, the Origination Agent) shall designate sufficient Subsidiaries as “Material Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute “Material Subsidiaries”; or (h) after January 1, 2020, as of the most recent Fiscal Quarter of the Borrower, for the period of four consecutive Fiscal Quarters then ended for which financial statements have been delivered pursuant to Section 7.1(b) or 7.1(c) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 7.1(b) or 7.1(c), the most recent financial statements referred to in Section 5.6), contributed greater than 10% of the Revenue Base for such period; provided that, if at any time the aggregate portion of the Revenue Base attributable to all Subsidiaries that are not Material Subsidiaries exceeds 10% of the Revenue Base for any such period, the Borrower (or in the event the Borrower has failed to do so within five days, the Origination Agent) shall designate sufficient Subsidiaries as “Material Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute “Material Subsidiaries.”

“Maturity Date” means May 20, 2024.

“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.

“Net Asset Sales Proceeds” means, with respect to a Disposition (other than Dispositions of inventory permitted by Section 8.8(a)) after the Closing Date by the Borrower or any Subsidiary to any Person of any assets of the Borrower or its Subsidiaries, the excess of gross cash proceeds received by the Borrower or any Subsidiary from such Disposition over all reasonable and customary costs, fees and expenses, and including Taxes payable (or estimated in good faith to be payable) by the recipient of such proceeds, incurred in connection with such Disposition which have not been paid to Affiliates of the Borrower in connection therewith, but excluding any proceeds required to be paid to a creditor (other than the Lenders) which holds a first priority Lien securing Purchase Money Indebtedness and Capitalized Lease Liabilities permitted by Section 8.3 on the property which is the subject of such Disposition.

“Net Casualty Proceeds” means, with respect to any Casualty Event, the amount of any insurance proceeds or condemnation awards received by the Borrower or any of the Subsidiaries in connection with such Casualty Event (other than proceeds that are used to repair or replace the assets subject to such Casualty Event within 180 days of receipt of such proceeds with respect to such Casualty Event with like or similar assets of substantially equal or better value and utility) in excess of $500,000, individually or in the aggregate, through the Termination Date (in each case net of all reasonable and customary collection expenses thereof and Taxes payable with respect thereto), but excluding any proceeds or awards required to be paid to a creditor (other than to the Lenders as required by the Loan Documents) which holds a first priority Lien permitted by Section 8.3(f) on the property which is the subject of such Casualty Event.

“Net Revenue” means net revenue from commercial sales of Products by the Borrower and its Subsidiaries, as determined in accordance with GAAP. Net Revenue shall be determined in a manner consistent with the methodologies, practices and procedures used in developing the Borrower’s audited financial statements.

“Non-Excluded Taxes” means any Taxes other than (a) Taxes imposed on or measured by a Person’s net income, and franchise Taxes with respect to any Lender imposed by any Governmental Authority under the Laws of which such Lender is organized or in which it maintains its applicable Lending Office, (b) branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction described in clause (a) above, and (c) (i) any withholding Tax that is imposed by the United States on amounts payable to a Lender at the time such Lender first becomes a party to this Agreement (or designates a new Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 4.3(a), (if) Taxes attributable to a Lender’s failure to comply with Section 4.3(e) or (iii) any U.S. federal withholding Taxes or other amounts imposed or payable under FATCA.

“Note” means a promissory note of the Borrower payable to a Lender, in the form of Exhibit A hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), or such other form as agreed upon by the Administrative Agent and the Borrower, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the outstanding amount of such Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Notified Body” means an entity licensed, authorized or approved by the applicable government agency, department or other authority to assess and certify the conformity of a Device with the requirements of the EU Medical Devices Directive or Medical Device Regulation, as may be applicable.

“Obligations” means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Borrower and each Subsidiary arising under or in connection with a Loan Document and the principal of and premium, if any, and interest (including interest accruing during the pendency of any proceeding of the type described in Section 9.1(h), whether or not allowed in such proceeding) on the Loans.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OrbiMed” means OrbiMed Royalty Opportunities II, LP and its Affiliates.

“Organic Document” means, relative to the Borrower or any Subsidiary, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to the Borrower’s or any Subsidiary’s Capital Securities.

“Origination Agent” means OrbiMed Royalty Opportunities II, LP, in its capacity as Origination Agent under any of the Loan Documents, or any successor thereto.

“Other Administrative Proceeding” means any administrative proceeding relating to a dispute involving a patent office or other relevant intellectual property registry which relates to validity, opposition, revocation, ownership or enforceability of the relevant Intellectual Property.

“Other Taxes” means any and all stamp, documentary or similar Taxes, or any other excise or property Taxes or similar levies that arise solely on account of any payment made or required to be made under any Loan Document or from the execution, delivery, registration, recording or enforcement of any Loan Document (excluding, for the avoidance of doubt, Taxes described in clauses (a), (b) or (c) of the definition of Non-Excluded Taxes).

“Outstanding Amount” means with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date.

“Party” and “Parties” have the meanings set forth in the preamble.

“Patent” means any patent, any type of patent application or invention disclosure, including all divisions, continuations, continuations in-part, provisionals, continued prosecution applications, substitutions, reissues, reexaminations, inter partes review, post-grant review by or any other type of proceeding involving patents and patent applications before any patent office or other Governmental Authority, renewals, extensions, adjustments, restorations, supplemental protection certificates and patent rights in any form and other additions in connection therewith, whether in or related to the United States or any foreign country or other jurisdiction.

“Patent Security Agreement” means any Patent Security Agreement executed and delivered by the Borrower or any of the Subsidiaries in substantially the form of Exhibit A to the Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Permits” means all permits, licenses, registrations, certificates, orders, approvals, clearances, authorizations, consents, waivers, franchises, variances and similar rights issued by or obtained from any Governmental Authority or any other Person, including those relating to Environmental Laws and Regulatory Authorizations.

“Permitted Acquisition” means (i) the Rhythm Xience Acquisition and (ii) the purchase or other acquisition (through one transaction or a series of related and substantially contemporaneous transactions) of all or substantially all of the Capital Securities (other than qualifying directors shares) in, or all or substantially all of the property of, or all or substantially all of any business or division of, any Person (other than any joint venture owned by another Person that is purchased or acquired) that, upon the consummation thereof, will be wholly owned directly by the Borrower or one or more of its wholly owned Subsidiaries (including as a result of a merger or consolidation); provided that, with respect to each Permitted Acquisition:

(a)    the Borrower and each Subsidiary and any such newly-created or acquired Subsidiary shall comply with the requirements of Section 7.8;

(b)    the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be permitted pursuant to Section 8.1;

(c)    in the case of a purchase or other acquisition of the Capital Securities of another Person, the board of directors (or other comparable governing body) and, if required under applicable Law, the stockholders or equity holders, of such other Person shall have duly approved such purchase or other acquisition;

(d)    other than the Rhythm Xience Acquisition, (i) the total cash and non-cash consideration (in addition to that provided pursuant to clause (ii) below) paid by or on behalf of the Borrower and its Subsidiaries for any such purchase or other acquisition, when aggregated with the consideration paid by or on behalf of the Borrower and its Subsidiaries for all other Permitted Acquisitions after the Closing Date shall not exceed the aggregate amount of $500,000 in any Fiscal Year and an aggregate cumulative amount of $2,000,000 and (ii) consideration consisting of common stock of the Borrower (in addition to any consideration pursuant to clause (i) above) shall be permitted, subject to the prior written approval of the Required Lenders (such approval not to be unreasonably withheld);

(e)    immediately before and after giving effect to any such purchase or other acquisition, no Default or Event of Default, shall exist or result therefrom; and

(f)    other than the Rhythm Xience Acquisition, the Borrower shall have delivered to the Administrative Agent and the Lenders, at least 10 Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a written notice describing such transaction, and thereafter, if requested by any Lender for any such transaction involving consideration in excess of $500,000, (i) historical financial statements of or related to the Person or assets to be acquired, (ii) twelve month projections for such Person or assets to be acquired and for the Borrower after giving effect to such transaction, and (iii) material documentation and other information relating to such transaction and reasonably requested by any Lender.

“Permitted Subordinated Indebtedness” means Indebtedness incurred after the Closing Date by the Borrower or the Subsidiaries that is (a) subordinated to the Obligations and all other Indebtedness owing from the Borrower or the Subsidiaries to the Secured Parties pursuant to a written subordination agreement satisfactory to the Required Lenders in their sole discretion and (b) in an amount and on terms approved by the Required Lenders in their sole discretion.

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, association, trust or unincorporated organization, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Prime Rate” means (a) the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the per annum interest rate published by the F.R.S. Board in Federal Reserve Statistical Release H. 15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the F.R.S. Board (as determined by the Administrative Agent) minus (b) 1.00%; provided that if the Prime Rate shall be less than 2.50%, such rate shall be deemed to be 2.50% for the purposes of this Agreement.

“Privacy Laws” means all applicable security and privacy standards regarding protected health information under (a) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, including the regulations promulgated thereunder and (b) any applicable state privacy Laws.

“Product” means the Advanced Cardiac Mapping Technology (“AcQMap”) and AcQMap non-contact catheter and related software and accessories developed by the Borrower, and any current or fiiture service or product (including software products and services) researched, designed, developed, manufactured, licensed, marketed, sold, performed, distributed or otherwise commercialized by the Borrower or any of its Subsidiaries, including any such product in development or which may be developed.

“Product Agreement” means each agreement, license, document, instrument, interest (equity or otherwise) or the like under which one or more parties grants or receives any right, title or interest with respect to any Product Development and Commercialization Activities in respect of one or more Products specified therein or to exclude third parties from engaging in, or otherwise restricting any right, title or interest as to any Product Development and Commercialization Activities with respect thereto, including each contract or agreement with suppliers, manufacturers, distributors, clinical research organizations, hospitals, group purchasing organizations, wholesalers, pharmacies or any other Person related to any such entity.

“Product Development and Commercialization Activities” means, with respect to any Product, any combination of research, development, manufacture, import, use, sale, importation, storage, labeling, marketing, promotion, supply, distribution, testing, packaging, purchasing or other commercialization activities, receipt of payment in respect of any of the foregoing, or like activities the purpose of which is to commercially exploit such Product.

“Publicly Reporting Company” means an issuer generally subject to the public reporting requirements of the Exchange Act.

“Purchase Money Indebtedness” means Indebtedness: (a) consisting of the deferred purchase price for equipment incurred in connection with the acquisition of such equipment, where the amount of such Indebtedness does not exceed the greater of (i) the cost of the equipment being financed and (ii) the fair market value of such equipment; and (b) incurred to finance such acquisition by the Borrower or a Subsidiary of such equipment.

“QSR” means quality systems regulation requirements related to the organizational structure, responsibilities, procedures, processes, and resources for implementing quality management for the manufacturing of Devices, as set forth in 21 CFR Part 820.

“Qualified Capital Securities” shall mean any Capital Securities that are not Disqualified Capital Securities.

“Qualified IPO” means an underwritten initial public offering of the Capital Securities of the Borrower which generates cash proceeds of at least $25,000,000 and results in a listing of the Borrower’s Capital Securities on a public securities exchange.

“Receiving Party” means the Party receiving Confidential Information.

“Recipients” is defined in Section 10.14.

“Register” has the meaning specified in Section 10.10(c).

“Regulatory Agencies” means any Governmental Authority that is concerned with the use, control, safety, efficacy, reliability, manufacturing, testing, marketing, distribution, sale or other Product Development and Commercialization Activities relating to any Product of the Borrower or any of the Subsidiaries, including CMS, FDA, and all similar agencies in other jurisdictions, and includes Standard Bodies and Notified Bodies.

“Regulatory Authorizations” means all approvals, clearances, notifications, authorizations, orders, exemptions, registrations, listings, certifications, licenses and permits granted by, submitted to or filed with any Regulatory Agencies necessary for the testing, manufacture, development, distribution, use, storage, import, export, transport, promotion, marketing, sale or other commercialization of any Product in any country or jurisdiction, including any Investigational Application, IDE, premarket approval application (PMA), premarket notification submission (510(k)), and humanitarian device exemption (HDE).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the stockholders, members, partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, pouring, dumping, depositing, emitting, escaping, emptying, seeping, dispersal, migrating or placing, including movement through, into or upon the environment or any natural or man-made structure.

“Repayment Premium” means a premium of:

(a)    ten percent (10.00%) of the principal amount of any prepayment or repayment of the Borrower on the applicable Loan, if such prepayment or repayment is made or required to be made (i) with respect to the Initial Loan, on or prior to the second anniversary of the Closing Date and (ii) with respect to a Delayed Draw Loan, on or prior to the second anniversary of the applicable Delayed Draw Closing Date;

(b)    five percent (5.00%) of the principal amount of any prepayment or repayment of the Borrower on the applicable Loan, if such prepayment or repayment is not required to be made prior to, and is made or required to be made after (i) with respect to the Initial Loan, the second anniversary of the Closing Date, but on or prior to the third anniversary of the Closing Date and (ii) with respect to a Delayed Draw Loan, the second anniversary of the applicable Delayed Draw Closing Date, but on or prior to the third anniversary of the applicable Delayed Draw Closing Date;

(c)    two and one-half percent (2.50%) of the principal amount of any prepayment or repayment of the Borrower on the applicable Loan, if such prepayment or repayment is not required to be made prior to, and is made or required to be made after (i) with respect to the Initial Loan, the third anniversary of the Closing Date, but on or prior to the fourth anniversary of the Closing Date and (ii) with respect to a Delayed Draw Loan, the third anniversary of the applicable Delayed Draw Closing Date, but on or prior to the fourth anniversary of the applicable Delayed Draw Closing Date; or

(d)    zero percent (0%) of the principal amount of any prepayment or repayment of the Borrower on the applicable Loan, if such prepayment or repayment is not required to be made on or prior to, and is made or required to be made after (i) with respect to the Initial Loan, the fourth anniversary of the Closing Date and (ii) with respect to a Delayed Draw Loan, the fourth anniversary of the applicable Delayed Draw Closing Date.

“Required Lenders” means Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders; provided that so long as OrbiMed Royalty Opportunities II, LP has not assigned any Loans to a non-Affiliated Person, OrbiMed Royalty Opportunities II, LP shall be a Required Lender; provided further that so long as Deerfield Private Design Fund III, L.P. has not assigned any Loans to a non-Affiliated Person, Deerfield Private Design Fund III, L.P. shall be a Required Lender.

“Restricted Payment” means (a) the declaration or payment of any dividend (other than dividends payable solely in Capital Securities (other than Disqualified Capital Securities)) on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any class of Capital Securities of the Borrower or any Subsidiary or any warrants, options or other right or obligation to purchase or acquire any such Capital Securities, whether now or hereafter outstanding, or (b) the making of any other distribution in respect of such Capital Securities, in each case either directly or indirectly, whether in cash, property or obligations of the Borrower or any Subsidiary or otherwise.

“Revenue Base” means, with respect to any period, the Net Revenues of all Products for such period.

“Rhythm Xience Acquisition” means the Borrower’s proposed acquisition of Capital Securities of Rhythm Xcience, Inc. for a purchase price of up to $20,000,000, of which consideration $3,000,000 is to be paid in cash at the closing of such acquisition, $2,000,000 is to be paid in Capital Securities of the Borrower and $15,000,000 is to be paid in cash upon achievement of certain milestones, in each case pursuant to the terms of that certain Acquisition Agreement, dated on or about the date hereof, by and among Borrower, Rhythm Xience, Inc., the parties identified on Schedule I thereto and Harold Wodlinger, as agent for the sellers, as amended, supplemented or modified from time to time.

“S&P” means Standard & Poor’s Financial Services LLC, a division of S&P Global Inc., and any successor thereto.

“Sanctions” means any international economic sanction administered or enforced by the United States government (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Delayed Draw Closing Date” means the date of the making of the Second Delayed Draw Loan hereunder, which in no event shall be later than December 31, 2020.

“Second Delayed Draw Commitment Amount” as to each Lender, means its obligation to make a portion of the Second Delayed Draw Loan to the Borrower pursuant to Section 2.1, in the principal amount set forth opposite such Lender’s name on Schedule 2.1. The aggregate principal amount of the Second Delayed Draw Commitment Amount of all of the Lenders as in effect on the Closing Date is $20,000,000.

“Second Delayed Draw Commitment Termination Date” means the earliest to occur of (a) the Second Delayed Draw Closing Date (immediately after the making of the Second Delayed Draw Loan on such date), (b) December 31, 2020, and (c) May 20, 2019, if the Initial Loan shall not have been made hereunder prior to such date.

“Second Delayed Draw Loan” is defined in Section 2.1.

“Secured Parties” means the Lenders and the Agents.

“Security Agreement” means the Pledge and Security Agreement executed and delivered by each of the parties thereto, substantially in the form of Exhibit E hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Senior Convertible Note Subordination Agreement” means that certain Senior Convertible Note Subordination Agreement, to be entered into on the date of issuance of the Convertible Notes and in the form attached hereto as Exhibit J, by and among the Administrative Agent, the holders of the Convertible Notes and the Borrower.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which the property of such Person would constitute an unreasonably small capital and (e) such Person has not executed this Agreement or any other Loan Document, or made any transfer or incurred any obligations hereunder or thereunder, with actual intent to hinder, delay or defraud either present or future creditors. The amount of Contingent Liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability.

“Standard Bodies” means any of the organizations that create, sponsor or maintain safety, quality or other standards, including ISO, ANSI, CEN and SCC and the like.

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding Voting Securities of such other Person (irrespective of whether at the time Capital Securities of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person. Unless the context otherwise specifically requires, the term “Subsidiary” shall be a reference to a Subsidiary of Borrower.

“Synthetic Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is not a capital lease in accordance with GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for federal income Tax purposes, other than any such lease under which that Person is the lessor.

“Taxes” means all income, stamp or other taxes, duties, levies, imposts, charges, assessments, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all interest, additions to tax, penalties or similar liabilities with respect thereto.

“Termination Date” means the date on which all Obligations (other than inchoate indemnity obligations) have been paid in full in cash and the Commitment shall have terminated.

“Third Party” means any Person other than the Borrower or any of its Subsidiaries.

“Total Credit Exposure” means, as to any Lender at any time, the Outstanding Amount of the Initial Loans and the Outstanding Amount of all Delayed Draw Loans, as applicable, in each case, of such Lender at such time.

“Trademark” means any trademark, whether registered or not, service mark, trade name, logo, symbol, trade dress, trade style, domain name, corporate name, company name, fictitious business name, certification mark, collective mark or other business identifier or indicator of source or origin, and all applications, registrations and renewals therefor, together with all of the goodwill associated therewith.

“Trademark Security Agreement” means any Trademark Security Agreement executed and delivered by the Borrower or any of the Subsidiaries substantially in the form of Exhibit B to any Security Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if, with respect to any financing statement or by reason of any provisions of Law, the perfection or the effect of perfection or non-perfection of the security interests granted to any Secured Party pursuant to the applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any financing statement relating to such perfection or effect of perfection or non-perfection.

“Undrawn Fee” is defined in Section 3.10.

“United States” or ‘U.S.” means the United States of America, its fifty states, its territories and jurisdictions, and the District of Columbia.

“Voting Securities” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“wholly owned Subsidiary” means any direct or indirect Subsidiaries of Borrower, all of the outstanding Capital Securities of which (other than any director’s qualifying shares or investments by foreign nationals mandated by applicable Laws) is owned directly or indirectly by Borrower.

“Wilmington Trust” means Wilmington Trust, National Association, in its capacity as the Administrative Agent.

SECTION 1.2    Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each other Loan Document and the schedules attached hereto.

SECTION 1.3    Cross-References. Unless otherwise specified, references in a Loan Document to any Article or Section are references to such Article or Section of such Loan Document, and references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

SECTION 1.4    Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 8.4 and the definitions used in such calculations) shall be made, in accordance with GAAP, as in effect from time to time, except for (i) noncompliance with FAS 123R in monthly reporting and (ii) with respect to unaudited financial statements for the absence of footnotes and subject to normal year-end adjustments; provided that, if either the Borrower or the Required Lenders request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or the application thereof, then such provision shall be interpreted on the basis of GAAP in effect and applied immediately before such change shall have become effective until such request shall have been withdrawn or such provision amended in accordance herewith; provided, further, that all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of the ASU shall continue to be accounted for as operating leases for purposes of all financial definitions, calculations and covenants for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in accordance with GAAP. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Borrower and the Subsidiaries, in each case without duplication.

ARTICLE II

COMMITMENT AND BORROWING PROCEDURES

SECTION 2.1    Commitment. On the terms and subject to the conditions of this Agreement, each Lender severally agrees to make its portion of a term loan (the “Initial Loan”) to the Borrower on the Closing Date in an amount equal to (but not less than) such Lender’s Initial Commitment Amount. On the terms and subject to the conditions of this Agreement, each Lender severally agrees to make its portion of a term loan (the “First Delayed Draw Loan”) to the Borrower on the First Delayed Draw Closing Date in an amount equal to (but not less than)

such Lender’s First Delayed Draw Commitment Amount. On the terms and subject to the conditions of this Agreement, each Lender severally agrees to make its portion of a term loan (the “Second Delayed Draw Loan”) to the Borrower on the Second Delayed Draw Closing Date in an amount equal to (but not less than) such Lender’s Second Delayed Draw Commitment Amount. No amounts paid or prepaid with respect to the Loans may be reborrowed.

SECTION 2.2    Borrowing Procedure. The Borrower may irrevocably request that the Initial Loan be made by delivering to the Administrative Agent a Loan Request on or before 10:00 a.m. on a Business Day at least one Business Day prior to the proposed Closing Date. The Borrower may irrevocably request that a Delayed Draw Loan be made by delivering to the Administrative Agent a Loan Request on or before 10:00 a.m. on a Business Day at least fifteen Business Days prior to the applicable proposed Delayed Draw Closing Date.

SECTION 2.3    Funding. After receipt of the Loan Request for the Initial Loan, the Administrative Agent shall promptly notify each Lender of the amount of such Lender’s portion of the Initial Loan. Each Lender shall, on the Closing Date and subject to the terms and conditions hereof, make the requested proceeds of such Lender’s portion of the Initial Loan available to or as instructed by the Administrative Agent. Upon satisfaction of the applicable conditions set forth in Article V, the Administrative Agent shall make all funds so received available to the Borrower by wire transfer to the account the Borrower shall have specified in its Loan Request in an amount equal to (but not less than) the Lenders’ Initial Commitment Amount. After receipt of a Loan Request for a First Delayed Draw Loan, the Administrative Agent shall promptly notify each Lender of the amount of such Lender’s portion of the First Delayed Draw Loan. Each Lender shall, on the First Delayed Draw Closing Date and subject to the terms and conditions hereof, make the requested proceeds of such Lender’s portion of such First Delayed Draw Loan available to or as instructed by the Administrative Agent. Upon satisfaction of the applicable conditions set forth in Article V, the Administrative Agent shall make all funds so received available to the Borrower by wire transfer to the account the Borrower shall have specified in its Loan Request in an amount equal to (but not less than) the Lenders’ First Delayed Draw Commitment Amount. After receipt of a Loan Request for a Second Delayed Draw Loan, the Administrative Agent shall promptly notify each Lender of the amount of such Lender’s portion of the Second Delayed Draw Loan. Each Lender shall, on the Second Delayed Draw Closing Date and subject to the terms and conditions hereof, make the requested proceeds of such Lender’s portion of such Second Delayed Draw Loan available to or as instructed by the Administrative Agent. Upon satisfaction of the applicable conditions set forth in Article V, the Administrative Agent shall make all funds so received available to the Borrower by wire transfer to the account the Borrower shall have specified in its Loan Request in an amount equal to (but not less than) the Lenders’ Second Delayed Draw Commitment Amount.

SECTION 2.4    Reduction of the Commitment Amounts. The Initial Commitment Amount shall automatically and permanently be reduced to zero on the Initial Commitment Termination Date. Each Delayed Draw Commitment Amount shall automatically and permanently be reduced to zero on the applicable Delayed Draw Commitment Termination Date.

ARTICLE III

REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

SECTION 3.1    Repayments and Prepayments; Application. The Borrower agrees that the Loans, and any fees or interest accrued or accruing thereon, shall be repaid and prepaid solely in U.S. dollars pursuant to the terms of this Article III.

SECTION 3.2    Repayments and Prepayments. The Borrower shall repay in hill the unpaid principal amount of the Loans on the Maturity Date. Prior thereto, payments and prepayments of the Loans shall be made as set forth below.

(a)    The Borrower shall have the right, with at least three Business Days’ notice to the Administrative Agent, at any time and from time to time to prepay any unpaid principal amount of the Loans, in whole or in part.

(b)    Within three Business Days of receipt by the Borrower or any Subsidiary of any (i) Net Casualty Proceeds or (ii) Net Asset Sales Proceeds, the Borrower shall notify the Administrative Agent and Lenders thereof. If requested by the Required Lenders, the Borrower shall within three Business Days of such request make a mandatory prepayment of the Loans, in an amount equal to 100% of such Net Casualty Proceeds or Net Asset Sales Proceeds, as the case may be (or such lesser amount as the Required Lenders may specify on the date of such request), to be applied as set forth in Section 3.3.

(c)    The Borrower shall repay the Loans in full immediately upon any acceleration of the Maturity Date thereof pursuant to Section 9.2 or Section 9.3, unless, pursuant to Section 9.3, only a portion of the Loans is so accelerated (in which case the portion so accelerated shall be so repaid).

SECTION 3.3    Application. Except as provided in Section 4.4(b), amounts repaid or prepaid in respect of the outstanding principal amount of the Loans pursuant to clauses (b) or (c) of Section 3.2 shall be applied pro rata to the Initial Loan and Delayed Draw Loans.

SECTION 3.4    Interest Rate. During any applicable Interest Period, the Loans shall accrue interest during such Interest Period at a rate per annum equal to the sum of (a) the Applicable Margin plus (b) the LIBO Rate for such Interest Period. The interest rate shall be recalculated and, if necessary, adjusted for each Interest Period, in each case pursuant to the terms hereof.

SECTION 3.5    Default Rate. At all times commencing upon the date any Event of Default occurs, and continuing until such Event of Default is no longer continuing, the Applicable Margin shall be increased by 10.00% per annum.

SECTION 3.6    Payment Dates. Interest accrued on the Loans shall be payable in cash, without duplication:

(a)    on the Maturity Date therefor;

(b)    on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan on the principal amount so paid or prepaid;

(c)    on the last Business Day of each calendar month; and

(d)    on that portion of the Loans that is accelerated pursuant to Section 9.2 or Section 9.3, immediately upon such acceleration.

Interest accrued on the Loans or other monetary Obligations after the date such amount is due and payable (whether on the Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

SECTION 3.7    Repayment Premium. Upon the prepayment or repayment of all or any portion of any Loans (or upon the date any such prepayment or repayment is required to be paid), whether pursuant to Section 9.2 or Section 9.3, or otherwise, the Borrower shall pay to the Administrative Agent for the account of each Lender, in cash, on the date on which such prepayment or repayment is paid or required to be paid, as the case may be, in addition to the other Obligations (including the Exit Fee, the Undrawn Fee and the Commitment Fee) so prepaid, repaid or required to be prepaid or repaid, the Repayment Premium that is applicable on such date with respect to the portion of each Loan of such Lender so prepaid, repaid or required to be prepaid or repaid.

SECTION 3.8    Exit Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender, in cash (the “Exit Fee”):

(a)    upon the prepayment or repayment of any portion less than all of the Loans (or upon the date any such prepayment or repayment is required to be paid), whether pursuant to Section 9.2 or Section 9.3, or otherwise, on the date on which such prepayment or repayment is paid or required to be paid, as the case may be, in addition to the other Obligations (including the Repayment Premium, Undrawn Fee and Commitment Fee, if any) so prepaid, repaid or required to be prepaid or repaid, a fee in an amount equal to five percent (5.00%) of the principal amount of the Loans of such Lender prepaid, repaid or required to be prepaid or repaid, as the case may be, on such date; plus

(b)    upon the prepayment or repayment in full of the Loans (or upon the date any such prepayment or repayment is required to be paid), whether on the Maturity Date, or pursuant to Section 9.2 or Section 9.3, or otherwise, on the date on which such prepayment or repayment is paid or required to be paid, as the case may be, in addition to the other Obligations (including the Repayment Premium, Undrawn Fee and Commitment Fee, if any) so prepaid, repaid or required to be prepaid or repaid, a fee in an amount equal to five percent (5.00%) of the Commitment Amount of such Lender on the Closing Date minus any amounts paid to such Lender pursuant to subsection (a) of this Section 3.8 prior to such date.

SECTION 3.9    Administration Fee.

(a)    The Borrower shall pay to the Origination Agent, in cash, a non- reiundable quarterly loan administration fee in the amount of $10,000 payable in advance, with the first payment due and payable upon the Closing Date prorated with respect to the Fiscal Quarter in which the Closing Date occurs and other payments due on the last day of each Fiscal Quarter (beginning with the last day of the Fiscal Quarter in which the Closing Date occurs); provided that if such day is not a Business Day, then such payment shall be made on the next preceding Business Day.

(b)    The Borrower shall pay to the Administration Agent such fees in the amounts and at the times specified under the Agency Fee Letter.

SECTION 3.10    Undrawn Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender, in cash, for its own account, a fee in an annual amount equal to 2.00% multiplied by the undrawn Delayed Draw Commitment Amounts of such Lender, payable in equal installments on the last day of each calendar month (provided that if such day is not a Business Day, then such payment shall be made on the next preceding Business Day) until the respective Delayed Draw Commitment Termination Date (and if a Delayed Draw Commitment Termination Date occurs on a date that is not the last day of a calendar month, the amount of the fee for the corresponding calendar month shall be a prorated amount for the portion of such calendar month ending on such Delayed Draw Commitment Termination Date and shall be paid on such date) (the “Undrawn Fee”). Such fee shall be fully earned and nonrefundable under any circumstances.

SECTION 3.11    Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender, in cash (the “Commitment Fee”):

(a)    on the Closing Date, a fully earned, non-refundable commitment fee in an amount equal to one percent (1.00%) of the Commitment Amount of such Lender on the Closing Date; and

(b)    upon the prepayment or repayment of all or any portion of any Loans (or upon the date any such prepayment or repayment is required to be paid), whether on the Maturity Date, pursuant to Section 9.2 or Section 9.3, or otherwise, on the date on which such prepayment or repayment is paid or required to be paid, as the case may be, in addition to the other Obligations (including the Repayment Premium, Exit Fee and Undrawn Fee, if any) so prepaid, repaid or required to be prepaid or repaid, a fee in an amount equal to one and one-half percent (1.50%) of the Commitment Amount of such Lender on the Closing Date.

SECTION 3.12    Payments Generally. Subject to Section 9.3, all payments of principal, interest and any Prepayment Premium on the Loans and all other Obligations payable by any Loan Party under the Loan Documents shall be due, without any presentment thereof, to the Administrative Agent, at the Administrative Agent’s Office. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt. All repayments and prepayments under the Loan Documents shall be made to the Lenders on a pro rata basis.

ARTICLE IV

LIBO RATE AND OTHER PROVISIONS

SECTION 4.1    Increased Costs, Etc. The Borrower agrees to reimburse the Lenders for any increase in the cost to the Lenders of, or any reduction in the amount of any sum receivable by the Lenders in respect of, the Lenders’ Commitments and the making, continuation or maintaining of the Loans hereunder that may arise in connection with any Change in Law, except for such changes with respect to increased capital costs and Taxes which are governed by Section 4.2 and Section 4.3, respectively. The Administrative Agent shall notify the Borrower in writing of the occurrence of any such event, stating the reasons therefor and the additional amount required fully to compensate the Lenders for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrower directly to the Administrative Agent for the accounts of the Lenders within ten Business Days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.

SECTION 4.2    Increased Capital Costs. If any Change in Law affects or would affect the amount of capital required or expected to be maintained by any Lender or any Person controlling such Lender, and such Lender determines (in good faith but in its sole and absolute discretion) that the rate of return on its or such controlling Person’s capital as a consequence of the Commitments or the Loans made by it hereunder is reduced to a level below that which such Lender or such controlling Person could have achieved but for the occurrence of any such circumstance, then upon notice from time to time by such Lender to the Borrower, die Borrower shall within ten Business Days following receipt of such notice pay directly to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender or such controlling Person for such reduction in rate of return. A statement of such Lender as to any such additional amount or amounts shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, such Lender may use any method of averaging and attribution that it (in its reasonable discretion) shall deem applicable.

SECTION 4.3    Taxes. The Borrower covenants and agrees as follows with respect to Taxes:

(a)    Except as required by applicable Law, any and all payments by the Borrower or any Subsidiary under each Loan Document shall be made without setoff, counterclaim or other defense, and free and clear of, and without deduction or withholding for or on account of, any Taxes. In the event that any Taxes are imposed and required to be deducted or withheld from any payment required to be made by the Borrower or any of the Subsidiaries to or on behalf of the Lenders under any Loan Document, then:

(i)    if such Taxes are Non-Excluded Taxes, the amount of such payment shall be increased as may be necessary so that such payment is made, after withholding or deduction for or on account of such Non-Excluded Taxes, in an amount that is not less than the Lender would have received had no such withholding or deduction for Non-Excluded Taxes been made; and

(ii)    the Borrower or such Subsidiary shall deduct or withhold the full amount of such Taxes from such payment (as increased pursuant to clause (a)(i)) and shall pay such amount to the Governmental Authority imposing such Taxes in accordance with applicable Law.

(b)    In addition, the Borrower or the applicable Subsidiary shall pay all Other Taxes imposed to the relevant Governmental Authority imposing such Other Taxes in accordance with applicable Law.

(c)    As promptly as practicable after the payment of any Taxes or Other Taxes required to be paid by the Borrower under Section 4.3(a) or (b), and in any event within 45 days of any such payment being due, the Borrower shall furnish to the Administrative Agent a copy of an official receipt (or a certified copy thereof) evidencing the payment of such Taxes or Other Taxes.

(d)    The Borrower shall indemnify each Lender for any Non-Excluded Taxes and Other Taxes levied, imposed or assessed on (and whether or not paid directly by) such Lender whether or not such Non-Excluded Taxes or Other Taxes are correctly or legally asserted by the relevant Governmental Authority. Promptly upon having knowledge that any such Non-Excluded Taxes or Other Taxes have been levied, imposed or assessed, and promptly upon notice thereof by such Lender, the Borrower shall pay such Non-Excluded Taxes or Other Taxes directly to the relevant Governmental Authority (provided that such Lender shall not be under any obligation to provide any such notice to the Borrower). In addition, the Borrower shall indemnify each Lender for any incremental Taxes that may become payable by such Lender as a result of any failure of the Borrower to pay any Taxes when due to the appropriate Governmental Authority or to deliver to such Lender, pursuant to clause (c), documentation evidencing the payment of Taxes or Other Taxes. With respect to indemnification for Non-Excluded Taxes and Other Taxes actually paid by each Lender or the indemnification provided in the immediately preceding sentence, such indemnification shall be made within 30 days after the date such Lender makes written demand therefor. The Borrower acknowledges that any payment made to any Lender or to any Governmental Authority in respect of the indemnification obligations of the Borrower provided in this clause (d) shall constitute a payment in respect of which the provisions of clause (a) and this clause (d) shall apply.

(e)    The Lender, or any assignee of Lender’s rights hereunder or replacement of Lender hereunder if applicable, shall upon reasonable request of Borrower furnish to Borrower IRS Form W-9, IRS Form W-8BEN or IRS Form W-8BEN-E (or other appropriate version of IRS Form W-8), as applicable, and such other tax forms and information that it is legally permitted to provide to Borrower as necessary for tax reporting or withholding requirements of Borrower.

(f)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.3 (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such reiund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such reiund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)    For purposes of sections 1272, 1273 and 1275 of the Code and the U.S. Department of Treasury regulations thereunder, the Loans are being issued with original issue discount. Requests for information regarding the issue price, amount of original issue discount, issue date, and yield to maturity on the Loans shall be directed to the Borrower, at the address of the Borrower specified on Schedule 10.2 to the Disclosure Letter.

(h)    Each party’s obligations under this Section 4.3 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

SECTION 4.4    Payments, Computations; Proceeds of Collateral, Etc.

(a)    Unless otherwise expressly provided in a Loan Document, all payments by the Borrower pursuant to each Loan Document shall be made without setoff, deduction or counterclaim not later than 1:00 p.m on the date due in same day or immediately available fiinds, marked for attention as indicated, or in such other manner or to such other account in any United States bank as the Administrative Agent may from time to time direct in writing. Funds received after 1:00 p.m. on any day shall be deemed to have been received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. All interest and fees shall be computed on the basis of the actual number of days occurring during the period for which such interest or fee is payable over a year comprised of 360 days. Payments due on other than a Business Day shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees in connection with that payment.

(b)    All amounts received as a result of the exercise of remedies under the Loan Documents (including from the proceeds of collateral securing the Obligations) or under applicable Law shall be applied upon receipt to the Obligations as follows:

(i)    first, to the payment in full in cash of all interest (including interest accruing after the commencement of a proceeding in bankruptcy, insolvency or similar Law, whether or not permitted as a claim under such Law) and fees owing under the Loan Documents, and all costs and expenses owing to the Lenders pursuant to the terms of the Loan Documents, until paid in full in cash, (ii) second, afterpayment in full in cash of the amounts specified in clause (b)(i), to the payment of the principal amount of the Loans then outstanding, (iii) third, after payment in full in cash of the amounts specified in clauses (b)(i) and (b)(ii), to the payment of all other Obligations owing to the Lenders, and (iv) fourth, after payment in full in cash of the amounts specified in clauses (b)(i) through (b)(iii), and following the Termination Date, to the Borrower or any other Person lawfiilly entitled to receive such surplus.

(c)    The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.4(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.4(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.4(c).

(d)    Nothing herein shall be deemed to obligate any Lender to obtain the ftinds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(e)    If any Lender shall, by exercising any right of setoff or otherwise, obtain payment in respect of any principal of or interest on its portion of any of the Loans or any Repayment Premium in connection therewith resulting in such Lender’s receiving payment of a proportion of the aggregate amount of the Loans and accrued interest thereon and any Repayment Premium in connection therewith greater than its Applicable Percentage thereof as provided herein, then the Lender shall (x) notify the Administrative Agent of such fact and (y) purchase (for cash at face value) participations in the portions of the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of, accrued interest on and any Repayment Premium in connection with then- re spective portions of the Loans and other amounts owing them; provided that:

(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)    the provisions of this Section 4.4(e) shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its portion of the Loans to any assignee or participant, other than an assignment to a Loan Party (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

SECTION 4.5    Setoff. Each Lender shall, upon the occurrence and during the continuance of any Default described in clauses (i) through (iv) of Section 9.1(h) or, upon the occurrence and during the continuance of any other Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and (as security for such Obligations) the Borrower hereby grants to each Lender a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with or on behalf of such Lender. Each Lender agrees promptly to notify the Borrower after any such appropriation and application made by it; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section 4.5 are in addition to other rights and remedies (including other rights of setoff under applicable Law or otherwise) which each Lender may have.

SECTION 4.6    LIBO Rate Not Determinable.

(a)    If prior to the commencement of any Interest Period for a Loan, the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period, then the Administrative Agent shall give notice thereof to the Borrower as promptly as practicable and, until the Administrative Agent notifies the Borrower that the circumstances giving rise to such notice no longer exist, (i) the Loans shall bear interest calculated pursuant to Section 3.4 but using the Prime Rate instead of the LIBO Rate and (ii) the continuation of any outstanding Loan or the extension of a new Loan hereunder shall be made with interest calculated pursuant to Section 3.4 but using the Prime Rate instead of the LIBO Rate.

(b)    If at any time the Administrative Agent or the Origination Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 4.6(a) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 4.6(a) have not arisen but the supervisor for the administrator of the LIBO Rate has made a public statement identifying a specific date after which the LIBO Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent, the Origination Agent and the Borrower shall negotiate in good faith to agree upon an alternate rate of interest to that based on the LIBO Rate that gives due consideration to the then-prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and the Required Lenders and the Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes as the Required Lenders may determine to be appropriate. Until an alternate rate of interest shall be determined in accordance with this Section 4.6(b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 4.6(b), only to the extent the LIBO Rate for such Interest Period is not available or published at such time on a current basis), Section 4.6(a) shall be applicable.

ARTICLE V

CONDITIONS TO MAKING THE LOANS

SECTION 5.1    Credit Extensions. The obligation of each Lender to make its portion of the Initial Loan shall be subject to the execution and delivery of this Agreement by the Parties, the delivery of a Loan Request as requested pursuant to Section 2.3, and the satisfaction of each of the conditions precedent set forth below in this Article (other than Sections 5.17 and 5.18). The obligation of each Lender to make its portion of a Delayed Draw Loan shall be subject to the prior making of the Initial Loan, the delivery of a Loan Request as requested pursuant to Section 2.3, and the satisfaction of each of the conditions precedent set forth below in Sections 5.3, 5.8, 5.17, 5.18 and 5.21.

SECTION 5.2    Secretary’s Certificate, Etc. The Administrative Agent and each Lender shall have received from the Borrower and each Subsidiary party to a Loan Document, (i) a copy of a good standing certificate, dated a date reasonably close to the Closing Date, for each such Person in such Person’s jurisdiction of formation and (ii) a certificate, dated as of the Closing Date, duly executed and delivered by such Person’s Secretary or Assistant Secretary, managing member or general partner, as applicable, as to:

(a)    resolutions of each such Person’s board of directors (or other managing body, in the case of other than a corporation) and any other corporate resolutions required by applicable Law or pursuant to such Person’s Organic Documents, each of which shall be then in full force and effect, authorizing the execution, delivery and performance of each Investment Document to be executed by such Person and the transactions contemplated hereby and thereby;

(b)    the incumbency and signatures of those of its officers, managers, managing member or general partner, as applicable, authorized to act with respect to each Loan Document to be executed by such Person; and

(c)    each Organic Document of such Person being in full force and effect, and attaching copies thereof;

upon which certificates the Administrative Agent and each Lender may conclusively rely until it shall have received a further certificate of the Secretary, Assistant Secretary, managing member or general partner, as applicable, of any such Person canceling or amending the prior certificate of such Person.

SECTION 5.3    Closing Date Certificate. The Administrative Agent and each Lender shall have received a Closing Date Certificate, dated as of the Closing Date or Delayed Draw Closing Date, as the case may be, and duly executed and delivered by an Authorized Officer of the Borrower, in which certificate the Borrower shall certify that (a) the representations and warranties set forth in each Investment Document shall, in each case, be true and correct in all material respects (except with respect to any representation or warranty qualified by materiality or Material Adverse Effect, which representation or warranty shall be true and correct in all respects) as of the Closing Date or Delayed Draw Closing Date, as the case may be; provided, however that those representations and warranties expressly referring to a specific date shall be true and correct in all material respects (except with respect to any representation or warranty qualified by materiality or Material Adverse Effect, which representation or warranty shall be true and correct in all respects) as of such date, (b) no Default shall have then occurred and be continuing, or would result from the Loan to be advanced on the Closing Date or Delayed Draw Closing Date, as the case may be, and (c) all of the applicable conditions set forth in this Article V have been satisfied. All documents and agreements required to be appended to the Closing Date Certificate, if any, shall be in form and substance satisfactory to the Administrative Agent and each Lender, shall have been executed and delivered by the requisite parties, and shall be in full force and effect.

SECTION 5.4    Payment of Outstanding Indebtedness, Etc.

(a)    All Indebtedness identified in Schedule 8.2(b)(i) to the Disclosure Letter, together with all interest, all prepayment premiums and all other amounts due and payable with respect thereto, shall have been paid in full from the proceeds of the Loan and the commitments in respect of such Indebtedness shall have been terminated, and all Liens securing payment of any such Indebtedness shall have been released and the Administrative Agent and each Lender shall have received all Uniform Commercial Code Form UCC-3 termination statements or other instruments (including customary payoff letters) as may be suitable or appropriate in connection therewith.

(b)    The Administrative Agent shall have received an executed Junior Convertible Note Subordination Agreement, in form and substance satisfactory to the Lenders, with respect to the Existing Convertible Notes.

SECTION 5.5    Delivery of Note. Each Lender shall have received a Note duly executed and delivered by an Authorized Officer of the Borrower.

SECTION 5.6    Financial Information, Etc. The Administrative Agent and the Lenders shall have received:

(a)    (i) audited consolidated financial statements of the Borrower and the Subsidiaries for each of the fiscal years ended December 31, 2016 and December 31, 2017, and (ii) unaudited consolidated financial statements of the Borrower and the Subsidiaries for the fiscal year ended December 31, 2018;

(b)    unaudited consolidated balance sheets of the Borrower and the Subsidiaries for each Fiscal Quarter ended after December 31, 2017 (other than the Fiscal Quarter ended March 31, 2019), together with the related consolidated statement of operations, shareholder’s equity and cashflows for the twelve months then ended; and

(c)    such other financial information as to the Borrower and the Subsidiaries and their respective businesses, assets and liabilities as any Lender or the Administrative Agent may reasonably request.

SECTION 5.7    Compliance Certificate. The Lenders and the Administrative Agent shall have received an initial Compliance Certificate on a pro forma basis as if the Initial Loan had been made as of March 31, 2019 and as to such items therein as any Lender reasonably requests, dated the Closing Date, duly executed (and with all schedules thereto duly completed) and delivered by the chief financial or accounting Authorized Officer of the Borrower.

SECTION 5.8    Solvency, Etc. The Lenders and the Administrative Agent shall have received a solvency certificate duly executed and delivered by the chief financial or accounting Authorized Officer of the Borrower, dated as of the Closing Date or Delayed Draw Closing Date, as the case may be, in form and substance satisfactory to the Lenders and the Administrative Agent.

SECTION 5.9    Guarantee. In case there are any Material Subsidiaries as of the Closing Date, the Lenders and the Administrative Agent shall have received executed counterparts of the Guarantee, dated as of the date hereof, duly executed and delivered by each such Material Subsidiary.

SECTION 5.10    Security Agreements. The Administrative Agent and the Lenders shall have received executed counterparts of the Security Agreement, dated as of the date hereof, duly executed and delivered by the Borrower and each Material Subsidiary, together with:

(a)    certificates (in the case of Capital Securities that are securities (as defined in the UCC)) evidencing all of the issued and outstanding Capital Securities owned by the Borrower or any Guarantor in in any Subsidiaries, which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank;

(b)    financing statements suitable in form for naming the Borrower and each Material Subsidiary as a debtor and the Administrative Agent as the secured party, or other similar instruments or documents to be filed under the UCC of all jurisdictions as may be necessary or, in the opinion of the Administrative Agent or any Lender, desirable to perfect the security interests of the Administrative Agent and the other Secured Parties pursuant to the Security Agreement;

(c)    UCC Form UCC-3 termination statements, if any, necessary to release all Liens and other rights of any Person, except for Liens permitted pursuant to Section 8.3, (i) in any assets of the Borrower or any Subsidiary or (ii) securing any of the Indebtedness identified in Schedule 8.2(b)(i) to the Disclosure Letter, together with such other UCC Form UCC-3 termination statements as the Administrative Agent or any Lender may reasonably request from the Borrower or any Subsidiary;

(d)    landlord access agreements and bailee letters in form and substance satisfactory to each of the Agents from each landlord to the Borrower or any Material Subsidiary and each other Person that has possession of any Collateral (as defined in the Security Agreement); and

(e)    evidence that all deposit accounts, lockboxes, disbursement accounts, investment accounts or other similar accounts of the Borrower and each Material Subsidiary are Controlled Accounts (other than Excluded Accounts).

SECTION 5.11    Intellectual Property Security Agreements. In case the Collateral includes any Patents, any Copyrights or any Trademarks, the Administrative Agent and the Lenders shall have received, respectively, a Patent Security Agreement, a Copyright Security Agreement and a Trademark Security Agreement, as applicable, each dated as of the Closing Date, duly executed and delivered by the Borrower or any Subsidiary that, pursuant to the Security Agreement, is required to provide such intellectual property security agreements to the Administrative Agent for the benefit of the Secured Parties.

SECTION 5.12    Opinions of Counsel. The Administrative Agent and the Lenders shall have received an opinion, dated the Closing Date and addressed to the Secured Parties, from Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Borrower and the Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.

SECTION 5.13    Insurance. The Administrative Agent and the Lenders shall have received certified copies of the insurance policies (or binders in respect thereof), from one or more insurance companies reasonably satisfactory to the Administrative Agent and the Lenders, evidencing coverage required to be maintained pursuant to each Loan Document, with the Administrative Agent named as loss payee or additional insured, as applicable.

SECTION 5.14    Closing Fees, Expenses, Etc. Each Lender and each Agent shall have received for its own account all fees, costs and expenses due and payable pursuant to Sections 3.9, 3.11 and 10.3.

SECTION 5.15    Anti-Terrorism Laws. Each Lender and the Administrative Agent shall have received, as applicable, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S. Patriot Act.

SECTION 5.16    Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of the Borrower or any Subsidiary shall be satisfactory in form and substance to each Lender and the Administrative Agent, and each Lender and the Administrative Agent shall have received all information, approvals, resolutions, opinions, documents or instruments as any Lender or the Administrative Agent may reasonably request.

SECTION 5.17    Revenue Base.

(a)    The Lenders shall be satisfied that the Revenue Base for the six most recent full calendar months for which financial statements have been delivered pursuant to Section 7.1(a) immediately prior to the First Delayed Draw Closing Date was at least $10,000,000, and the Borrower shall have complied with the requirements of Section 7.1(a).

(b)    The Lenders shall be satisfied that the Revenue Base for the six most recent full calendar months for which financial statements have been delivered pursuant to Section 7.1(a) immediately prior to the Second Delayed Draw Closing Date was at least $20,000,000, and the Borrower shall have complied with the requirements of Section 7.1(a).

SECTION 5.18    Disclosure Schedules to Disclosure Letter. Immediately prior to each Delayed Draw Closing Date, the Borrower shall deliver to the Administrative Agent and the Lenders updates to Schedules 6.15(a), 6.16, 6.19 and 6.22 to the Disclosure Letter, each such updated Schedule to be complete and accurate in all material respects as of such Delayed Draw Closing Date.

SECTION 5.19    Investment Documents. The Administrative Agent shall have received executed counterparts of this Agreement and the other Investment Documents, each properly executed by the Borrower and by an Authorized Officer of each other signing Loan Party and each other party to such Investment Documents.

SECTION 5.20    Convertible Notes. On the Closing Date, (i) OrbiMed shall have committed to purchase Convertible Notes in an aggregate principal amount equal to $20,000,000, (ii) Deerfield Private Design Fund III, L.P. shall have committed to purchase Convertible Notes in an aggregate principal amount equal to $7,000,000 and (iii) each investor listed on Schedule 5.20 to the Disclosure Letter hereto shall have committed to purchase the amount of Convertible Notes set forth opposite the name of such investor, in an aggregate principal amount for all such investors equal to at least $11,000,000, in each case in form satisfactory to each Lender.

SECTION 5.21    Equity Commitments. After the date hereof and on or prior to December 31, 2019, (i) the Borrower shall have entered into and consummated one or more transactions with Persons other than OrbiMed under which such Persons have purchased newly issued Series D preferred shares of the Borrower and the Borrower has received gross cash proceeds with respect to all such purchases in an amount equal to at least $23,000,000 and (ii) the Convertible Notes shall have been issued and paid for in cash by the investors therein, and the Convertible Notes and the Existing Convertible Notes shall have been converted into Capital Securities of the Borrower (other than Disqualified Capital Securities) in accordance with their terms.

Without limiting the generality of the provisions of the last paragraph of Section 10.3, for purposes of determining compliance with the conditions specified in this Article V, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders and the Agents to enter into this Agreement and to make the Loans hereunder, the Borrower represents and warrants to the Lenders and the Agents that:

SECTION 6.1    Organization, Etc. Each of the Borrower and each Subsidiary (a) is validly organized and existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification

(unless the failure to so qualify as a foreign entity could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect), and (b) has full power and authority and holds all requisite material governmental licenses, Permits and other approvals required (i) to enter into and perform its Obligations under each Investment Document to which it is a party, and (ii) to own and hold under lease its property and to conduct its business in all material respects substantially as currently conducted by it.

SECTION 6.2    Due Authorization, Non-Contravention, Etc. The execution, delivery and performance by the Borrower and each Subsidiary of each Investment Document executed or to be executed by it to which it is a party are in each case within such Person’s corporate or organizational powers, have been duly authorized by all necessary corporate or organizational action, and do not:

(a)    contravene (i) the Borrower’s or any Subsidiary’s Organic Documents, (ii) any court decree or order binding on or affecting the Borrower or any Subsidiary or (iii) any Law or regulation binding on or affecting the Borrower or any Subsidiary; or

(b)    result in (i) or require the creation or imposition of any Lien on the Borrower’s or any Subsidiary’s properties (except as permitted by this Agreement) or (ii) a default under any material contract, agreement, or instrument binding on or affecting the Borrower or any Subsidiary.

SECTION 6.3    Government Approval, Regulation, Etc. No authorization, approval, clearance or other action by, and no notice to or filing with, any Governmental Authority or other Person (other than those that have been, or on the Closing Date will be, duly obtained or made and which are, or on the Closing Date will be, in hill force and effect) is required for the due execution, delivery or performance by the Borrower or any Subsidiary of any Investment Document to which it is a party.

SECTION 6.4    Validity, Etc. Each Investment Document to which the Borrower or any Subsidiary is a party constitutes the legal, valid and binding obligations of such Person enforceable against such Person in accordance with its respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by principles of equity).

SECTION 6.5    Financial Information. The financial statements of the Borrower and the Subsidiaries iumished to the Administrative Agent and the Lenders pursuant to Sections 5.6 and 7.1 have been prepared in accordance with GAAP (except, with respect to unaudited financials, for the absence of footnotes and subject to normal year-end adjustments), consistently applied, and present fairly in all material respects the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

SECTION 6.6    No Material Adverse Change. There has been no material adverse change in the business, financial performance or condition, operations (including the results thereof, assets, properties or prospects of the Borrower and its Subsidiaries, taken as a whole, since December 31, 2018.

SECTION 6.7    Litigation, Labor Matters and Environmental Matters.

(a)    Except as described on Schedule 6.7(a) to the Disclosure Letter, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened, against or affecting the Borrower or any Subsidiary (i) as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in liabilities in excess of $500,000 or (ii) that would reasonably be likely to adversely affect this Agreement or the transactions contemplated hereby.

(b)    There are no labor controversies pending against or, to the knowledge of the Borrower, threatened, against or affecting the Borrower or any Subsidiary (i) that would reasonably be expected, individually or in the aggregate, to result in liabilities in excess of $500,000 or (ii) that would reasonably be likely to adversely affect this Agreement or the transactions contemplated hereby.

(c)    Neither the Borrower nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any Permit under or in connection with any Environmental Law (“Environmental Permit”), (ii) is or has been subject to any Environmental Liability, (iii) has received notice of any Environmental Liability, or (iv) knows of any basis for any Environmental Liability, in each case of clauses (i) through (iv) above, which would reasonably be expected to result in liabilities to the Borrower and the Subsidiaries, taken as a whole, in excess of $500,000.

SECTION 6.8    Subsidiaries. The Borrower has no Subsidiaries except those Subsidiaries that are identified in Schedule 6.8 to the Disclosure Letter (which Schedule also identifies the direct and indirect owners of the Capital Securities of such Subsidiaries) or which are permitted to have been organized or acquired after the Closing Date in accordance with Section 8.5 and Section 8.7.

SECTION 6.9    Ownership of Properties. The Borrower and each Subsidiary owns (a) in the case of owned real property, good and marketable fee title to, and (b) in the case of owned personal property, good and valid title to, or, in the case of leased real or personal property, valid and enforceable leasehold interests (as the case may be) in, all of its properties and assets, tangible and intangible, of any nature whatsoever, free and clear in each case of all Liens or claims, except for Liens permitted pursuant to Section 8.3.

SECTION 6.10    Taxes. The Borrower and each Subsidiary has filed all federal income and other material Tax returns and reports required by Law to have been filed by it and has paid all Taxes due and owing (other than any amounts not to exceed $100,000 in the aggregate), except any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on its books.

SECTION 6.11    Benefit Plans, Etc. None of the Borrower or any of the Subsidiaries or any of their respective ERISA Affiliates sponsors, maintains, contributes to, is required to contribute to, or has any actual or potential liability with respect to, any Benefit Plan. None of the Borrower or any of the Subsidiaries is a party to any collective bargaining agreement, and none of the employees of the Borrower or any of the Subsidiaries are subject to any collective bargaining agreement with respect to their employment with the Borrower or any of the Subsidiaries. Each “employee benefit plan” as defined in section 3(3) of ERISA that provides retirement benefits, is sponsored by the Borrower or any of their ERISA Affiliates, and is intended to be Tax qualified under section 401 of the Code has a determination letter or opinion letter from the U.S. Internal Revenue Service on which it remains entitled to rely, and no assets of any such plan are invested in Capital Securities of the Borrower. Each “employee benefit plan” (as defined in section 3(3) of ERISA) sponsored, maintained, contributed to or required to be contributed to by the Borrower or any Subsidiary has complied, both in form and in operation, in all material respects with its terms and applicable Law. Each employee benefit plan as defined in section 3(3) of ERISA that provides medical, dental, vision, or long-term disability benefits and that is sponsored by the Borrower or any of its Subsidiaries or any of their ERISA Affiliates (or under which any of these entities has any actual or potential liability) is fully insured by a third party insurance company.

SECTION 6.12    Accuracy of Information. None of the information heretofore or contemporaneously furnished in writing to the Administrative Agent or any Lender by or on behalf of the Borrower or any Subsidiary in connection with any Investment Document or any transaction contemplated hereby contains any untrue statement of a material fact, or omits to state any material fact necessary to make any information not misleading (it being recognized by the Administrative Agent and the Lenders that the projections and forecasts provided by the Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ materially from the projected or forecasted results).

SECTION 6.13    Regulations U and X. None of the Borrower or any Subsidiary is engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no proceeds of the Loans will be used to purchase or carry margin stock or otherwise for a purpose which violates, or would be inconsistent with, Regulation U or Regulation X of the F.R.S. Board. Terms for which meanings are provided in Regulation U and Regulation X of the F.R.S. Board, or any regulations substituted therefor, as from time to time in effect, are used in this Section 6.13 with such meanings.

SECTION 6.14    Solvency. The Borrower, individually, and the Borrower and its Subsidiaries taken as a whole, on a consolidated basis, both before and after giving effect to each of the Loans, are Solvent.

SECTION 6.15    Intellectual Property.

(a)    Schedule 6.15(a) to the Disclosure Letter sets forth a complete and accurate list as of the Closing Date or Delayed Draw Closing Date, as the case may be, of all (i) Patents, including any Patent applications, (ii) registered and material unregistered Trademarks (including domain names) and any pending registrations for Trademarks, (iii) any other registered Intellectual Property and (iv) any commercially significant unregistered Intellectual Property, in each case of clauses (i) through (iv) that are owned by or licensed to the Borrower or any of the Subsidiaries. For each item of Intellectual Property listed on Schedule 6.15(a) to the Disclosure Letter, the Borrower has, where relevant, indicated (A) the countries in each case in which such item is registered, (B) the application numbers, (C) the registration or patent numbers, (D) with respect to the Patents, the expected expiration date of the issued Patents, (E) the owner of such item of Intellectual Property, (F) with respect to Intellectual Property owned by any Third Party that is licensed to the Borrower or any of its Subsidiaries and is material to the business of the Borrower or any of its Subsidiaries, the agreement pursuant to which that Intellectual Property is licensed to the Borrower or any Subsidiary and (G) with respect to material Intellectual Property licensed to any Third Party, the agreement pursuant to which that Intellectual Property is licensed by the Borrower or any Subsidiary.

(b)    With respect to all material Intellectual Property listed, or required to be listed, on Schedule 6.15(a) to the Disclosure Letter:

(i)    the Borrower or a Subsidiary owns, has a valid license or rights in any other form to all rights associated with such Intellectual Property free and clear of any and all claims challenging an aspect of inventorship or ownership or Liens, other than Liens permitted pursuant to Section 8.3, and all such Intellectual Property are in full force and effect, and have not expired, lapsed or been forfeited, cancelled or abandoned unless permitted hereunder;

(ii)    each of the Borrower and the Subsidiaries, as applicable, has taken commercially reasonable actions to maintain and protect such Intellectual Property and there are no unpaid maintenance or renewal fees payable by the Borrower or any of the Subsidiaries that are currently overdue for any of such registered Intellectual Property;

(iii)    there is no actual or threatened (in writing or, to the knowledge of Borrower, orally) proceeding in any court, patent office, Governmental Authority, arbitral body or elsewhere challenging the validity or enforceability of any such Intellectual Property, none of the Borrower or any of the Subsidiaries is involved in any such proceeding with any Person and none of the Intellectual Property is the subject of any Other Administrative Proceeding;

(iv)    to the knowledge of the Borrower, (A) such Intellectual Property is valid, enforceable and subsisting and (B) no event has occurred, and nothing has been done or omitted to have been done, that would affect the validity or enforceability of such Intellectual Property; and

(v)    each of the Borrower and each Subsidiary, as applicable, is the sole and exclusive owner of all right, title and interest in and to all such Intellectual Property that is owned by it.

(c)    To the knowledge of the Borrower, no Third Party is committing any act of Infringement of any Intellectual Property listed, or required to be listed, on Schedule 6.15(a) to the Disclosure Letter.

(d)    With respect to each material license agreement listed on Schedule 6.15(a) to the Disclosure Letter, such license agreement (i) is in full force and effect and is binding upon and enforceable against the Borrower and the Subsidiaries party thereto and all other parties thereto in accordance with its terms, (ii) has not been amended or otherwise modified, except as set forth on Schedule 6.15(a) to the Disclosure Letter, and (iii) has not suffered a default or breach thereunder. None of the Borrower or any of the Subsidiaries has taken or omitted to take any action that would permit any other Person party to any such material license agreement to have, and no such Person otherwise has, any defenses, counterclaims, termination rights or rights of setoff thereunder.

(e)    Except as set forth on Schedule 6.15(e) to the Disclosure Letter, none of the Borrower or any of the Subsidiaries has received written notice from any Third Party alleging that the conduct of its business (including the development, manufacture, use, sale or other commercialization of any Product) Infringes any Intellectual Property of that Third Party and, to the knowledge of the Borrower, the conduct of its business and the business of the Subsidiaries (including the development, manufacture, use, sale or other commercialization of any Product) does not Infringe any Intellectual Property of any Third Party.

(f)    The Borrower and the Subsidiaries have used commercially reasonable efforts and precautions to protect their respective commercially significant unregistered Intellectual Property.

SECTION 6.16    Material Agreements. Set forth on Schedule 6.16 to the Disclosure Letter is a complete and accurate list as of the Closing Date or Delayed Draw Closing Date, as the case may be, of all Material Agreements, in each case of the Borrower or any of the Subsidiaries, with an adequate description of the parties thereto, subject matter thereof and amendments and modifications thereto. As of such dates, respectively, each such Material Agreement (i) is in full force and effect and is the legal, valid and binding obligation of the Borrower and the Subsidiaries parties thereto, enforceable against the Borrower and the Subsidiaries party thereto and, to the knowledge of the Borrower and its Subsidiaries party thereto, all other parties thereto in accordance with its terms, (ii) has not been amended or otherwise modified and (iii) has not suffered a default thereunder that remains uncured. As of such dates, respectively, (A) none of the Borrower or any of the Subsidiaries is in breach or in default under any Material Agreement, nor has any of the Borrower or any of the Subsidiaries taken any action that would permit any other Person party to any Material Agreement to enforce, and no such Person otherwise has the right to enforce, any defenses, counterclaims, termination rights or rights of setoff thereunder and (B) to the knowledge of the Borrower, no such other Person party to such Material Agreement is in breach or in default thereunder.

SECTION 6.17    Permits. The Borrower and the Subsidiaries have all material Permits, including Environmental Permits, necessary or required for the ownership, operation and conduct of their business and the distribution of the Products. All such Permits are validly held and there are no material defaults thereunder.

SECTION 6.18    Regulatory Matters.

(a)    The business of the Borrower and its Subsidiaries has been, and currently is, being conducted in compliance with all applicable material U.S. federal, state, provincial, territorial, local or foreign laws, statutes, ordinances, rules, regulations, guidances, judgments, orders, injunctions, decrees, arbitration awards and Key Permits issued by any Governmental Authority (collectively, “Laws”), including the FD&C Act and Privacy Laws and other similar state, provincial and foreign Laws. The Products were researched, developed, designed, distributed and validated in material compliance with all applicable Laws, including the FD&C Act, FTC Act, Privacy Laws and state laws, and have been and continue to be performed, marketed, labeled, assembled, stored, packaged and conducted in material compliance with all applicable Laws, including the FD&C Act, FTC Act, Privacy Laws and state laws. All required notices, registrations and listings, supplemental applications or notifications, reports (including reports of adverse experiences) and other required filings and Regulatory Authorizations with respect to the Products have been filed with the FDA and all other applicable Governmental Authorities.

(b)    To the Borrower’s knowledge, no material investigation or prosecution by any Governmental Authority with respect to the Borrower or any Subsidiary has occurred, nor is any such action pending or threatened. None of the Borrower or any of the Subsidiaries has received any written communication from any Person (including any Governmental Authority) alleging any noncompliance with any Laws or any written communication from any Governmental Authority of any material issues regarding the quality or performance of any Product, and to the knowledge of the Borrower, there is no basis for any adverse regulatory action against the Borrower or any of the Subsidiaries with respect to any Product. There have been no product recalls, safety alerts, corrections, withdrawals, clinical holds, marketing suspensions, or removals conducted, undertaken or issued by any Person, whether or not at the request, demand or order of any Governmental Authority or otherwise, with respect to any Product, and, to the Borrower’s knowledge, there is no basis for the issuance of any such product recalls, safety alerts, corrections, withdrawals, clinical holds, marketing suspensions, or removals, by any Person with respect to any Products. None of the Borrower or any of the Subsidiaries has received any written notice of, and does not otherwise have knowledge of, any criminal, injunctive, seizure, detention or civil penalty actions that have at any time been commenced or threatened in writing by any Governmental Authority with respect to or in connection with any Product, or any consent decrees (including plea agreements) which relate to any Product, and, to the knowledge of the Borrower, there is no basis for the commencement for any criminal injunctive, seizure, detention or civil penalty actions by any Governmental Authority relating to any Product or for the issuance of any consent decrees.

(c)    The Borrower or its applicable Subsidiary, as the case may be, owns, free and clear of all Liens, except those permitted pursuant to Section 8.3, all Key Permits, including all authorizations under the FD&C Act and state laws, and comparable laws outside the United States, necessary for the research and development and commercialization of the Products and to carry on Borrower’s and each such Subsidiary’s respective business. All such Key Permits are valid, and in hill force and effect and the Borrower or each such Subsidiary is in material compliance with all terms and conditions of such Key Permits and with all filing and maintenance requirements (including any fee requirements) thereof. None of the Borrower or any of the Subsidiaries has received any written notice that any Key Permits have been or are being revoked, withdrawn, suspended or challenged.

(d)    As of the Closing Date, the Borrower has made available to the Administrative Agent and the Lenders lists and, if requested, copies of all Key Permits and material correspondence submitted to or received from FDA, CMS, or other Governmental Authority (including minutes and official contact reports relating to any material communications with any Governmental Authority) in the Borrower’s possession or control As of the Closing Date, the Borrower has made available to the Administrative Agent and the Lenders lists and, if requested, copies of all material adverse event reports and communications to or from the FDA (if any) and other relevant Governmental Authorities, including inspection reports, warning letters, untitled letters, and material reports, studies and other correspondence, other than opinions of counsel that are attorney-client privileged, with respect to regulatory matters relating to the Borrower and any Subsidiaries, the conduct of their business, the operation of any manufacturing facilities owned, leased or operated by the Borrower or any of the Subsidiaries, and the Products. There has been no material untrue statement of fact and no fraudulent statement made by the Borrower, any of the Subsidiaries, or any of their respective agents or representatives to the FDA, CMS, or any other Governmental Authority, and there has been no failure to disclose any material fact required to be disclosed to the FDA or any other Governmental Authority.

(e)    With respect to the Products, (i) all design, manufacturing, storage, distribution, packaging, labeling, sale, recordkeeping and other activities by the Borrower or any of its Subsidiaries and their respective suppliers relating to the Products have been conducted, and are currently being conducted, in material compliance with the applicable requirements of the FD&C Act and other requirements of the FDA and all other Governmental Authorities, including the QSR, medical device reporting requirements, and adverse event reporting requirements, and (ii) none of the Borrower or any of its Subsidiaries, or, to the knowledge of the Borrower, any of their respective suppliers, has received written notice or threat of commencement of action by any Governmental Authority to withdraw its approval of or to enjoin production of any Product at any facility. Except for an immaterial amount, no Product in the inventory of the Borrower or any of its Subsidiaries is adulterated or misbranded.

(f)    All manufacturing facilities owned, leased or operated by the Borrower or any of the Subsidiaries, or used in the production of any Product are and have been operated in material compliance with QSRs and all other applicable Laws. The FDA has not issued any Form 483, warning letter, or untitled letter with respect to any such facility, or otherwise alleged any material non-compliance with QSRs, nor has any other Governmental Authority issued any similar notices or warning letters. AH such facilities are operated in material compliance with other applicable federal, state and local Laws, or, for jurisdictions outside of the United States, with the applicable Laws of that jurisdiction.

(g)    No right of the Borrower or any Subsidiary to receive reimbursements pursuant to any government program or private program has ever been terminated or otherwise materially adversely affected as a result of any investigation or enforcement action, whether by any Governmental Authority or other Third Party, and, to the Borrower’s knowledge, none of the Borrower or any Subsidiary has been the subject of any inspection, investigation, or audit, by any Governmental Authority for the purpose of any alleged improper activity.

(h)    There is no arrangement relating to the Borrower or any of its Subsidiaries providing for any rebates, kickbacks or other forms of compensation that are unlawfiil to be paid to any Person in return for the referral of business or for the arrangement for recommendation of such referrals. All billings by the Borrower or any of its Subsidiaries for their respective services have been true and correct in all material respects and, to the Borrower’s knowledge, are in material compliance with all applicable Laws, including the Federal False Claims Act or any applicable state false claim or fraud Law.

(i)    None of the Borrower or any of its Subsidiaries or, to the Borrower’s knowledge, any individual who is an officer, director, manager, employee, stockholder, agent or managing agent of the Borrower or of any of its Subsidiaries has been convicted of, charged with or, to the Borrower’s knowledge, investigated for any federal or state health program-related offense or any other offense related to healthcare or been excluded or suspended from participation in any such program or, to the Borrower’s knowledge, within the past five years, has been convicted of, charged with or, to the Borrower’s knowledge, investigated for a violation of Laws related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, or obstruction of an investigation, or has been subject to any judgment, stipulation, order or decree of, or criminal or civil fine or penalty imposed by, any Governmental Authority related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, or obstruction of an investigation. None of the Borrower or any of its Subsidiaries or, to the Borrower’s knowledge, any individual who is an officer, director, manager, employee, stockholder, agent or managing agent of the Borrower or of any of its Subsidiaries has been convicted of any crime or engaged in any conduct that has resulted or would reasonably be expected to result in a debarment or exclusion under (i) 21 U.S.C. Section 335(a), (ii) Section 1128 of the Social Security Act or (iii) any similar applicable Law. No debarment proceedings or investigations in respect of the business of the Borrower or any of its Subsidiaries are pending or, to the Borrower’s knowledge, threatened against the Borrower or any of its Subsidiaries or any individual who is an officer, director, manager, employee, stockholder, agent or managing agent of the Borrower or of any of its Subsidiaries.

(j)    All studies, tests and trials conducted relating to each Product, by or on behalf of the Borrower and the Subsidiaries and, to the knowledge of the Borrower, their respective licensees, licensors and Third Party services providers and consultants, have been conducted, and are currently being conducted, in all material respects, in accordance with all applicable Laws, procedures and controls pursuant to, where applicable, QSRs, current good laboratory practices, and comparable regulations applicable outside the United States. All results of such studies, tests and trials, and all other material information related to such studies, tests and trials, have been made available to each Lender as requested by it. To the extent necessary by applicable Law, the Borrower or its applicable Subsidiary has obtained all necessary Regulatory Authorizations, including an Investigational Application, material to the conduct of any clinical investigations conducted by or on behalf of the Borrower or such Subsidiary.

(k)    To the Borrower’s knowledge, none of the clinical investigators in any study, test or trial conducted by or on behalf of the Borrower or any of its Subsidiaries has been or is disqualified or otherwise sanctioned by the FDA, the U.S. Department of Health and Human Services, or any other Governmental Authority and, to the Borrower’s knowledge, no such disqualification, or other sanction of any such clinical investigator is pending or threatened. None of the Borrower or any of its Subsidiaries has received any communication from the FDA or any other Governmental Authority requiring or threatening the termination or suspension of any study, test or trial conducted by, or on behalf of, the Borrower or any of its Subsidiaries.

(l)    The transactions contemplated by the Investment Documents (or contemplated by the conditions to effectiveness of any Investment Document) will not impair the Borrower’s or any of the Subsidiaries’ ownership of or rights under (or the license or other right to use, as the case may be) any Regulatory Authorizations relating to any Product in any material manner.

SECTION 6.19    Transactions with Affiliates. Except as set forth on Schedule 6.19 to the Disclosure Letter, none of the Borrower or any Subsidiary has entered into, renewed, extended or been a party to, any transaction (including the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any of its Affiliates during the three-year period immediately prior to the Closing Date.

SECTION 6.20    Investment Company Act. None of the Borrower or any Subsidiary is required to register as an “investment company,” as such term is defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 6.21    OFAC. None of the Borrower, any Subsidiary or, to the knowledge of the Borrower, any Related Party (a) is currently the subject of any Sanctions, (b) is located, organized or residing in any Designated Jurisdiction, or (c) is or has been (within the previous five years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction. No Loan, nor the proceeds from any Loan, has been or will be used, directly or indirectly, to lend, contribute or provide to, or has been or will be otherwise made available to fund, any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including either Agent, any Lender and any of their respective Affiliates) of Sanctions.

SECTION 6.22    Deposit and Disbursement Accounts. Set forth on Schedule 6.22 to the Disclosure Letter is a complete and accurate list as of the Closing Date or Delayed Draw Closing Date, as the case may be, of all banks and other financial institutions at which the Borrower or any Subsidiary maintains deposit accounts, lockboxes, disbursement accounts, investment accounts or other similar accounts. Schedule 6.22 to the Disclosure Letter correctly identifies the name, address and telephone number of each bank or financial institution, the name in which each such account is held, the type of each such account, and the complete account number for each such account, and each such account is a Controlled Account (other than Excluded Accounts) as required pursuant to Section 7.13(a).

ARTICLE VII

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with the Agents and the Lenders that until the Termination Date has occurred, the Borrower will, and will cause the Subsidiaries to, perform or cause to be performed the obligations set forth below.

SECTION 7.1    Financial Information, Reports, Notices, Etc. The Borrower will furnish the Administrative Agent and the Lenders copies of the following financial statements, reports, notices and information:

(a)    as soon as available and in any event within 30 days after the end of each calendar month, in each case with supporting detail and certified as complete and correct by the chief financial or accounting Authorized Officer of the Borrower (subject to normal year-end audit adjustments): (i) unaudited reports of (A) the Revenue Base, the unit sales for each Product and the net revenues for each Product, in each case for such calendar month and for the period commencing at the end of the previous Fiscal Year and ending with the end of such calendar month, and including in comparative form the figures for the corresponding calendar month in, and the year-to-date portion of, the immediately preceding Fiscal Year and (B) the Liquidity of the Borrower at the end of such calendar month and at the end of the corresponding calendar month in the preceding Fiscal Year, in comparative form; and (ii) a report of the number of employees and independent contractors of the Borrower and its Subsidiaries (the “Headcount”) at the end of such calendar month, the Headcount at the end of the immediately preceding calendar month, a calculation showing the change in the Headcount, if any, and, if applicable, a brief description of any material change in the Headcount;

(b)    as soon as available and in any event within 45 days after the end of each Fiscal Quarter, an unaudited consolidated balance sheet of the Borrower and the Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of income and cash flow of the Borrower and the Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, and including (in each case) in comparative form the figures for the corresponding Fiscal Quarter in, and the year-to-date portion of, the immediately preceding Fiscal Year, certified as complete and correct by the chief financial or accounting Authorized Officer of the Borrower (subject to the absence of footnotes and normal year-end audit adjustments);

(c)    as soon as available and in any event within 180 days after the end of each Fiscal Year, a copy of the consolidated balance sheet of the Borrower and the

Subsidiaries, and the related consolidated statements of income and cash flow of the Borrower and the Subsidiaries for such Fiscal Year, setting forth in comparative form the figures for the immediately preceding Fiscal Year, audited (without any Impermissible Qualification) by independent public accountants reasonably acceptable to the Required Lenders, which shall include a statement that, in performing the examination necessary to deliver the audited financial statements of the Borrower, no knowledge was obtained by such independent public accountants of any Event of Default;

(d)    concurrently with the delivery of the financial information pursuant to clauses (b) and (c) of this Section 7.1, a Compliance Certificate, executed by the chief financial or accounting Authorized Officer of the Borrower, (i) showing compliance with the covenant set forth in Section 8.4, (ii) stating that no Default has occurred and is continuing (or, if a Default has occurred, specifying the details of such Default and the action that the Borrower or any of the Subsidiaries has taken or proposes to take with respect thereto), (iii) stating that no Subsidiary has been formed or acquired since the delivery of the last Compliance Certificate (or, if a Subsidiary has been formed or acquired since the delivery of the last Compliance Certificate, a statement that such Subsidiary has complied with Section 7.8) and (iv) stating that no real property has been acquired by the Borrower or any of the Subsidiaries since the delivery of the last Compliance Certificate (or, if any real property has been acquired since the delivery of the last Compliance Certificate, a statement that the Borrower has complied with Section 7.8 with respect to such real property);

(e)    as soon as possible and in any event within three Business Days after the Borrower obtains knowledge of the occurrence of a Default, a statement of an Authorized Officer of the Borrower setting forth details of such Default and the action which the Borrower or any of the Subsidiaries has taken or proposes to take with respect thereto;

(f)    as soon as possible and in any event within three Business Days after the Borrower obtains knowledge thereof, notice of (i) the occurrence of any material adverse development with respect to any litigation, action, proceeding or labor controversy described in Schedule 6.7(a) to the Disclosure Letter or (ii) the commencement of any litigation, action, proceeding or labor controversy of the type and materiality described in Section 6.7; and, in each case of clause (i) or (ii), to the extent any Lender requests, copies of all documentation relating thereto, provided that the Borrower may withhold any such information and materials to the extent access thereto would adversely affect the attorney-client privilege between the Borrower and its counsel In the event the Borrower withholds any such information or materials, the Borrower shall provide to the Administrative Agent and the Lenders a general description, which shall be true and correct in all material respects, of such withheld information;

(g)    as soon as possible and in any event within three Business Days after the Borrower obtains knowledge thereof, notice of any return, recovery, dispute or claim related to any Product or inventory that involves more than $100,000;

(h)    as soon as possible and in any event within three Business Days after the Borrower obtains knowledge thereof, notice of (i) any claim that the Borrower, any of the

Subsidiaries or one of their ERISA Affiliates has actual or potential liability under a Benefit Plan, (ii) any effort to unionize the employees of the Borrower or any Subsidiary, or (iii) correspondence with the Internal Revenue Service regarding the qualification of a retirement plan under section 401(a) of the Code;

(i)    promptly after the sending or filing thereof, copies of all reports, notices, prospectuses and registration statements which the Borrower or any of the Subsidiaries files with the SEC or any national securities exchange, unless, so long as the Borrower or such Subsidiary, as the case may be, is a Publicly Reporting Company, copies of such reports, notices, prospectuses and registration statements are publicly available on the SEC’s EDGAR system within two Business Days of the sending or filing thereof;

(j)    so long as the Borrower is not a Publicly Reporting Company, concurrently with delivery thereof to the board of directors of the Borrower or any committees thereof, all notices and any materials delivered to the board of directors of the Borrower or any committees thereof in connection with a meeting of such board or committee, or with any action to be taken by written consent, including drafts of any material resolutions or actions proposed to be adopted by written consent; provided that the Borrower may withhold any such information and materials to the extent: (i) access thereto would adversely affect the attorney-client privilege between the Borrower and its counsel; or (ii) the Borrower’s board of directors, in the exercise of its fiduciary obligations and with the advice of counsel, determines that (A) it is in the best interest of the Borrower to do so because any Lender or any of its respective Affiliates has an interest in the subject matter under discussion or (B) doing so is necessary to discharge the directors’ fiduciary duties. In the event the Borrower withholds any such information or materials, the Borrower shall provide to the Administrative Agent and the Lenders a general description, which shall be true and correct in all material respects, of such withheld information;

(k)    promptly upon receipt thereof, copies of all “management letters” (or equivalent) submitted to the Borrower or any of the Subsidiaries by the independent public accountants referred to in clause (c) of this Section 7.1 in connection with each audit made by such accountants;

(l)    (i) within 45 days after the end of each Fiscal Quarter, a report listing (A) all Material Agreements entered into during such Fiscal Quarter, (B) all existing Material Agreements amended or terminated during such Fiscal Quarter, (C) all material Permits, including all material Regulatory Authorizations, issued to the Borrower or any of the Subsidiaries during such Fiscal Quarter and (D) all material notices and registrations filed by the Borrower or any Subsidiary during such Fiscal Quarter in each jurisdiction in which the Borrower or any of the Subsidiaries are required to obtain any Permit or Regulatory Authorization or to file any notice or registration, in order to design, manufacture, store, label, sell, promote, import or distribute any Product; and (ii) as soon as possible, and in any event within three days, after the Administrative Agent or any Lender so requests, copies of any such Material Agreement, amendment or termination instrument, Permit, Regulatory Authorization, notice or registration, in each case as are listed in such report;

(m)    as soon as available, but in any event within 60 days after the end of each Fiscal Year, the Borrower’s financial and business projections and budget for the current Fiscal Year, with evidence of approval thereof by the Borrower’s board of directors; and

(n)    such other financial and other information as any Lender or the Administrative Agent may from time to time reasonably request (including information and reports in such detail as such Lender or the Administrative Agent may request with respect to the terms of and information provided pursuant to the Compliance Certificate).

SECTION 7.2    Maintenance of Existence; Compliance with Contracts, Laws, Etc. Each of the Borrower and each Subsidiary will (a) preserve and maintain its legal existence (except as otherwise permitted by Section 8.7), (b) perform in all material respects its obligations under all Material Agreements, in each case to which the Borrower or any of the Subsidiaries is a party, except in the event that the Borrower determines in its reasonable commercial judgment not to do so, and (c) comply in all material respects with all applicable Laws, rules, regulations and orders, including the payment (before the same become delinquent), of all Taxes, imposed upon the Borrower or any of the Subsidiaries or upon their property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the books of the Borrower or any of the Subsidiaries, as applicable.

SECTION 7.3    Maintenance of Properties. Each of the Borrower and the Subsidiaries will maintain, preserve, protect and keep its and their respective properties in good repair, working order and condition (ordinary wear and tear excepted), and make necessary repairs, renewals and replacements so that the business carried on by the Borrower or any of the Subsidiaries may be properly conducted at all times, unless the Borrower or any of the Subsidiaries determines in good faith that the continued maintenance of such property is no longer economically desirable, necessary or useful to the business of the Borrower or any of the Subsidiaries or the Disposition of such property is otherwise permitted by Section 8.7 or Section 8.8.

SECTION 7.4    Insurance. Each of the Borrower and each of the Subsidiaries will maintain:

(a)    insurance on its property with financially sound and reputable insurance companies against business interruption, loss and damage in at least the amounts (and with only those deductibles) customarily maintained, and against such risks as are typically insured against in the same general area, by Persons of comparable size engaged in the same or similar business as the Borrower and the Subsidiaries; and

(b)    all worker’s compensation, employer’s liability insurance or similar insurance as may be required under the Laws of any state or jurisdiction in which it may be engaged in business.

Without limiting the foregoing, all Borrower or Guarantor insurance policies required pursuant to this Section 7.4 shall (i) name the Administrative Agent as mortgagee and loss payee (in the case of property insurance) and additional insured (in the case of liability insurance), as applicable, and provide that no cancellation or modification as to the amount or scope of coverage of the policies will be made without prior written notice to the Administrative Agent and (ii) be in addition to any requirements to maintain specific types of insurance contained in the other Loan Documents.

SECTION 7.5    Books and Records. Each of the Borrower and each of the Subsidiaries will keep books and records in accordance with GAAP which accurately reflect all of its business affairs and transactions and will permit the Administrative Agent, any Lender or any of their respective representatives, at reasonable times and intervals upon reasonable notice to the Borrower, to visit the Borrower’s or any of the Subsidiaries’ offices, to discuss the Borrower’s or any of the Subsidiaries’ financial or other matters with its officers and employees, and its independent public accountants (and the Borrower hereby authorizes such independent public accountant to discuss the Borrower’s and any of the Subsidiaries’ financial and other matters with the Lender or its representatives, whether or not any representative of the Borrower or any of the Subsidiaries is present) and to examine (and photocopy extracts from) any of its books and records. The Borrower shall pay any fees of such independent public accountant incurred in connection with the Lender’s exercise of its rights pursuant to this Section 7.5. The Borrower shall only be required to pay for one such examination per year per Lender, unless an Event of Default has occurred and is continuing.

SECTION 7.6    Environmental Law Covenant. Each of the Borrower and each of the Subsidiaries will (a) use and operate all of its and their businesses, facilities and properties in material compliance with all Environmental Laws, and keep and maintain all Environmental Permits and remain in compliance therewith, except in each case to the extent such non-compliance could not reasonably be expected to result in a Material Adverse Effect and (b) promptly notify the Administrative Agent of, and provide the Administrative Agent with copies of all material claims, complaints, notices or inquiries received in writing relating to, any actual or alleged non-compliance with any Environmental Laws or Environmental Permits or any actual or alleged Environmental Liabilities. The Borrower and each of the Subsidiaries will promptly resolve, remedy and mitigate any such non-compliance or Environmental Liabilities in accordance with reasonable business practices, and shall keep the Lenders informed as to the progress of same.

SECTION 7.7    Use of Proceeds. The Borrower will apply the proceeds of the Loan according to the sources and uses table in Schedule 7.7 to the Disclosure Letter.

SECTION 7.8    Future Guarantors, Security, Etc. The Borrower and each Subsidiary will execute any documents, financing statements, agreements and instruments, and will take all further action that may be required under applicable Law, or that either Agent or the Required Lenders may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority (subject to Liens permitted by Section 8.3) of the Liens created or intended to be created by the Loan Documents. The Borrower will (a) cause any subsequently acquired or organized Subsidiary that qualifies as a Material Subsidiary to effective upon its acquisition or organization, and (b) as promptly as practicable but in no event later than 15 days (or such later date as may be agreed upon by the Origination Agent) after any Subsidiary qualifies independently as, or is designated by the Borrower or the Origination Agent (in accordance with the definition of

“Material Subsidiary” herein) as, a Material Subsidiary, provide the Administrative Agent and the Lenders with written notice thereof and cause each such Subsidiary to, in each case of clauses (a) or (b), become a Guarantor and execute a supplement (in form and substance reasonably satisfactory to the Agents) to the Guarantee and each other applicable Loan Document in favor of the Secured Parties and take such other actions as may be required or reasonably requested for the Secured Parties to have a valid Lien with the priority intended to be created on and security interest in all of the assets of such Material Subsidiary, subject to no other Liens (other than Liens permitted by Section 8.3). The Borrower will promptly notify the Administrative Agent of any subsequently acquired ownership interest in real property by the Borrower or by any Subsidiary and will provide the Administrative Agent with a description of such real property, the acquisition date thereof and the purchase price therefor. In addition, from time to time, each of the Borrower and each of the Material Subsidiaries will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected Liens with respect to such of its assets and properties as either Agent or the Required Lenders shall reasonably designate, it being agreed that it is the intent of the Parties that the Obligations shall be secured by, among other things, substantially all the assets of the Borrower and the Material Subsidiaries (including real property and personal property acquired subsequent to the Closing Date). Such Liens will be created under the Loan Documents in form and substance satisfactory to the Agents and the Required Lenders, and the Borrower and each of the Material Subsidiaries shall deliver or cause to be delivered to the Administrative Agent all such instruments and documents (including mortgages, legal opinions, title insurance policies and lien searches) as either Agent or the Required Lenders shall reasonably request to evidence compliance with this Section 7.8.

SECTION 7.9    Obtaining of Permits, Etc. With respect to each Product, each of the Borrower and each of the Subsidiaries will obtain, maintain and preserve, and take all necessary action to timely renew all Key Permits and accreditations which are necessary in the proper conduct of its business.

SECTION 7.10    Permits. The Borrower and each of the Subsidiaries shall maintain each Key Permit, including each Regulatory Authorization, from, or file any notice or registration in, each jurisdiction in which the Borrower or any of the Subsidiaries are required to obtain any Key Permit or Regulatory Authorization or to file any notice or registration, in order to design, manufacture, store, label, sell, promote, import or distribute any Product.

SECTION 7.11    Maintenance of Regulatory Authorizations, Contracts, Intellectual Property, Etc.

(a)    With respect to the Products, each of the Borrower and each of the Subsidiaries will: (i) maintain in full force and effect all material Regulatory Authorizations, contract rights, authorizations or other rights necessary for the operations of its business; (ii) notify the Administrative Agent, promptly after learning thereof, of any product recalls, safety alerts, corrections, withdrawals, marketing suspensions, removals or the like conducted, to be undertaken or issued, by the Borrower, any of the Subsidiaries or their respective suppliers whether or not at the request, demand or order of any Governmental Authority or otherwise with respect to any Product, or any basis for undertaking or issuing any such action or item; (iii) design, store, label, sell, promote, import, distribute and manufacture all Products in material compliance with QSRs, the FD&C Act and other applicable Laws; (iv) conduct all studies, tests and trials relating to the Products in accordance with all cGCPs, and other applicable Laws; (v) operate all manufacturing facilities in material compliance with QSRs and all other applicable Laws; (vi) maintain in fiill force and effect or pursue the prosecution of, as the case may be, and pay all costs and expenses relating to, all material Intellectual Property owned or controlled by the Borrower or any of the Subsidiaries and all Material Agreements, except in the event that the Borrower determines in its reasonable commercial judgment not to do so; (vii) notify the Administrative Agent, promptly after learning thereof, of any Infringement or other violation by any Person of its Intellectual Property and aggressively pursue any such Infringement or other violation except in any specific circumstances where both (A) the Borrower or any of the Subsidiaries has determined that it is not commercially reasonable to do so and (B) where not doing so does not materially adversely affect any Product; (viii) use commercially reasonable efforts to pursue and maintain in hill force and effect legal protection for, and protect against Infringement with respect to, all material Intellectual Property, including Patents, developed or controlled by the Borrower or any of the Subsidiaries; and (ix) notify the Administrative Agent, promptly after learning thereof, of any claim by any Person that the conduct of the Borrower’s or any of the Subsidiaries’ business or any of then- respective suppliers’ business (including the development, manufacture, use, sale or other commercialization of any Product) Infringes any Intellectual Property of that Person and use commercially reasonable efforts to resolve such claim, except where the Borrower determines in its reasonable commercial judgment not to do so.

(b)    Each of the Borrower and its Subsidiaries will fiimish to the Administrative Agent prompt written notice of the following, and, with respect to clauses (i) and (ii) below, copies of any written notices from, or responses to, the FDA or other Governmental Authority:

(i)    any written notice that the FDA or other Governmental Authority is limiting, suspending or revoking any Regulatory Authorization, changing the market classification or labeling of or otherwise materially restricting any Product;

(ii)    the Borrower or any of its Subsidiaries, or to the Borrower’s knowledge any of its or their suppliers, becoming subject to any FDA or any other non-routine Governmental Authority inspection or any non-routine inspection by any other Person, receipt of inspectional observations (e.g., on FDA Form 483), warning letter, untitled letter, or notice of violation letter, or any Product being seized, withdrawn, recalled, detained, or subject to a suspension of manufacturing or import alert, or the commencement of any proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, suspension, import detention or refusal, or seizure of any Product, or if any of the foregoing are pending or threatened in writing or, to the Borrower’s knowledge, orally, against the Borrower, any of its Subsidiaries or, to the Borrower’s knowledge, any of its or their suppliers, or if the Borrower, any of its Subsidiaries or, to the Borrower’s knowledge, any of its or their suppliers become subject to a consent decree; or

(iii)    copies of any written recommendation from any Governmental Authority or other regulatory body that the Borrower or any of its Subsidiaries, or any obligor to which the Borrower or any of its Subsidiaries provides services, should have its licensure, clearances, provider or supplier number, or accreditation suspended, revoked, or limited in any way, or any penalties or sanctions imposed.

SECTION 7.12    Inbound Licenses. Each of the Borrower and the Subsidiaries will, promptly after entering into or becoming bound by any material inbound license agreement (other than over-the-counter or “open-source” software that is commercially available to the public) in respect of any Intellectual Property: (a) provide written notice to the Administrative Agent of the material terms of such license agreement with a description of its anticipated and projected impact on the Borrower’s and the Subsidiaries’ business and financial condition; and (b) take such commercially reasonable actions as any Agent or the Required Lenders may reasonably request to obtain the consent of, or waiver by, any Person whose consent or waiver is necessary for the Secured Parties to be granted and perfect a valid security interest in such license agreement and to fully exercise its rights under any of the Loan Documents in the event of a disposition or liquidation of the rights, assets or property that is the subject of such license agreement.

SECTION 7.13    Cash Management. Each of the Borrower and the Guarantors will:

(a)    maintain a current and complete list of all accounts (of the type initially set forth on Schedule 6.22 to the Disclosure Letter) and (other than (i) cash collateral accounts securing corporate credit card or letter of credit obligations, holding solely the amount of cash permitted hereunder to secure such obligations and (ii) accounts exclusively used for payroll, payroll Taxes and other employee wage and benefit programs to or for the benefit of the Borrower’s or a Subsidiary’s employees, which shall in no event hold in the aggregate more than the amount reasonably expected to meet such payroll expenses for the following calendar month, including bonuses and other payments to be paid within the following calendar month (collectively, the “Excluded Accounts”)) promptly deliver any updates to such list to the Administrative Agent; execute and maintain an account control agreement for each such account (other than the Excluded Accounts), in form and substance reasonably acceptable to the Agents (each such account, a “Controlled Account”);

(b)    deposit promptly after the date of receipt thereof in accordance with prudent business practices all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all accounts and other rights and interests into Controlled Accounts except to the extent permitted to be kept in Excluded Accounts; and

(c)    at any time after the occurrence and during the continuance of an Event of Default, at the request of either Agent, promptly cause all payments constituting proceeds of accounts to be directed into lockbox accounts under agreements in form and substance satisfactory to the Required Lenders.

SECTION 7.14    Post-Closing Obligations. Notwithstanding anything to the contrary herein or in the Investment Documents (it being understood that to the extent that the existence of any of the following post-closing obligations that is not overdue would otherwise cause any representation, warranty, covenant, default or event of default in this Agreement or any other Investment Document to be in breach, the Lenders hereby waive such breach for the period from the Closing Date until the first date on which such condition is required to be fulfilled (giving effect to any extensions thereof) pursuant to this Section 7.14), the Borrower shall:

(a)    deliver or cause to be delivered to the Administrative Agent no later than sixty (60) days after the Closing Date (or such later date agreed to by the Origination Agent in its sole discretion), in form and substance satisfactory to the Lenders and the Administrative Agent, (i) a landlord access agreement from the landlord to the Borrower with respect to the property located at 2210 Faraday Ave., Suite 100, Carlsbad, CA 92008, (ii) a bailee letter from the Person that has possession of the Collateral located at 18735 Madrone Parkway, Morgan Hill, CA 95037 and (iii) a bailee letter from the Person that has possession of the Collateral located at 90 Rose Orchard Way, San Jose, CA 95134.

(b)    deliver or cause to be delivered to the Administrative Agent no later than five (5) days after the Closing Date (or such later date agreed to by the Origination Agent in its sole discretion), in form and substance satisfactory to the Lenders and the Administrative Agent, (i) a deposit account control agreement by and among Administrative Agent, Borrower and Silicon Valley Bank, as depository bank with respect to accounts [                    ] and (ii) a securities account control agreement by and among Administrative Agent, Borrower, U.S. Bank, N.A. and SVB Asset Management with respect to account [                    ].

ARTICLE VIII

NEGATIVE COVENANTS

The Borrower covenants and agrees with the Agents and the Lenders that until the Termination Date has occurred, the Borrower and the Subsidiaries will perform or cause to be performed the obligations set forth below.

SECTION 8.1    Business Activities. None of the Borrower or any of the Subsidiaries will engage in any business activity except those business activities engaged in on the date of this Agreement and activities reasonably incidental thereto.

SECTION 8.2    Indebtedness. None of the Borrower or any of the Subsidiaries will create, incur, assume or permit to exist any Indebtedness, other than:

(a)    Indebtedness in respect of the Obligations;

(b)    (i) until the Closing Date, Indebtedness that is to be repaid in full as further identified in Schedule 8.2(b)(i) to the Disclosure Letter and (ii) until January 1, 2020, the Existing Convertible Notes and the Convertible Notes; provided that as of the time of the issuance of the Convertible Notes (a) the representations and warranties set forth in each Investment Document shall, in each case, be true and correct in all material respects (except with respect to any representation or warranty qualified by materiality or Material Adverse Effect, which representation or warranty shall be true and correct in all respects); provided, however that those representations and warranties expressly referring to a specific date shall be true and correct in all material respects (except with respect to any representation or warranty qualified by materiality or Material Adverse Effect, which representation or warranty shall be true and correct in all respects) as of such date, (b) no Default shall have then occurred and be continuing, or would result from the issuance of the Convertible Notes, and (c) the Borrower shall have provided a written certification of the foregoing in form reasonably satisfactory to the Origination Agent to the Administrative Agent for the benefit of the Secured Parties at such time;

(c)    Indebtedness existing as of the Closing Date which is identified in Schedule 8.2(c) to the Disclosure Letter, and refinancing of such Indebtedness in a principal amount not in excess of that which is outstanding on the Closing Date (as such amount may have been reduced following the Closing Date);

(d)    unsecured Indebtedness in respect of performance, surety or appeal bonds provided in the ordinary course of business in an aggregate amount at any time outstanding not to exceed $500,000;

(e)    Purchase Money Indebtedness and Capitalized Lease Liabilities in a principal amount not to exceed $500,000 in the aggregate outstanding at any time;

(f)    Permitted Subordinated Indebtedness;

(g)    Indebtedness of any Guarantor or the Borrower owing to the Borrower or any Guarantor;

(h)    Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of Borrower’s business;

(i)    Indebtedness incurred in connection with corporate credit card arrangements;

(j)    Indebtedness consisting of reimbursement obligations pursuant to letter of credit arrangements that are repaid within five Business Days of becoming due;

(k)    Unsecured Indebtedness in the form of purchase price adjustments, earn outs, deferred compensation, or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with (i) Investments permitted by Section 8.5, or (ii) the Rhythm Xience Acquisition; provided that the amount of such obligation shall be deemed part of the cost of such Investment (the amount of which shall be deemed to be the amount required to be accrued as a liability in accordance with GAAP or the amount actually paid);

(l)    Indebtedness consisting of the financing of insurance premiums;

(m)    Indebtedness (i) of any Loan Party owing to a Subsidiary that is not a Guarantor, (ii) of any Subsidiaries that are not Guarantors owing to the Borrower or any Guarantors, in an aggregate amount at any time outstanding not to exceed $500,000 and (iii) of any Subsidiaries that are not Guarantors owing to any other Subsidiary that is not a Guarantor; provided that all of such Indebtedness shall be subordinated to the Obligations pursuant to an intercompany debt subordination agreement in substantially the form of Exhibit I hereto); and

(n)    other Indebtedness of the Borrower and the Subsidiaries in an aggregate amount at any time outstanding not to exceed $500,000;

provided that no Indebtedness otherwise permitted by clauses (c), (e), (f), (m) or (n) shall be assumed, created or otherwise incurred if a Default has occurred and is then continuing or would result therefrom.

SECTION 8.3    Liens. None of the Borrower or any of the Subsidiaries will create, incur, assume or permit to exist any Lien upon any of its property (including Capital Securities of any Person), revenues or assets, whether now owned or hereafter acquired, except:

(a)    Liens securing payment of the Obligations;

(b)    until the Closing Date, Liens securing payment of Indebtedness of the type described in Section 8.2(b);

(c)    Liens existing as of the Closing Date and disclosed in Schedule 8.3(c) to the Disclosure Letter securing Indebtedness described in Section 8.2(c), and refinancings of such Indebtedness; provided that no such Lien shall encumber any additional property and the amount of Indebtedness secured by such Lien is not increased from that existing on the Closing Date (as such Indebtedness may have been reduced following the Closing Date);

(d)    Liens securing payment of Permitted Subordinated Indebtedness that are (i) subordinate to the Liens securing payment of the Obligations and all other Indebtedness owing from the Borrower or the Subsidiaries to the Secured Parties and (ii) subject to a written subordination agreement satisfactory to the Secured Parties in their sole discretion;

(e)    Liens securing Indebtedness of the Borrower or the Subsidiaries permitted pursuant to Section 8.2(e); provided that (i) such Liens shall be created within 180 days of the acquisition of the assets financed with such Indebtedness and (ii) such Liens do not at any time encumber any property other than the property (and proceeds thereof) acquired, leased or built, or the improvements or repairs, in each case so financed;

(f)    Liens in favor of carriers, warehousemen, mechanics, materialmen and landlords granted in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(g)    Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety and appeal bonds or performance bonds;

(h)    judgment Liens in existence for less than 45 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies and which do not otherwise result in an Event of Default under Section 9.1(f);

(i)    easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such Lien is attached;

(j)    Liens for Taxes not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(k)    deposits of cash to secure the performance of bids, tenders, trade contracts, leases, government contracts, statutory obligations, surety, stay, customs and appeal bonds, performance and return money bonds, other obligations of a like nature incurred in the ordinary course of business and Liens consisting of cash collateral securing Indebtedness described in Section 8.2(i) or Section 8.2(j) in an aggregate amount at any time outstanding not to exceed $800,000;

(l)    Liens on insurance proceeds in favor of insurance companies granted solely to secured financed insurance premiums;

(m)    Liens in favor of custom and revenue authorities arising as a matter of law to secure the payment of custom duties in connection with the importation of goods;

(n)    Liens on any earnest money deposits required in connection with a Permitted Acquisition or consisting of earnest money deposits required in connection with an acquisition of property not otherwise prohibited hereunder

(o)    leases or subleases of real property granted in the ordinary course of the Borrower’s or any Subsidiary’s business, and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of the Borrower’s or any Subsidiary’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting the Administrative Agent a security interest therein;

(p)    non-exclusive license of Intellectual Property granted to third parties in the ordinary course of business;

(q)    licenses or sublicenses of Intellectual Property otherwise permitted under this Agreement or the other Loan Documents, and restrictions under licenses of

Intellectual Property entered into in the ordinary course of business pursuant to which the Borrower or any of its Subsidiaries is a licensee;

(r)    banker’s liens, rights of setoff and Liens in favor of financial institutions incurred in the ordinary course of business arising in connection with the Borrower’s or any Subsidiary’s deposit accounts or securities accounts held at such institutions to secure solely payment of fees and similar costs and expenses; provided that such accounts are maintained in compliance with Section 7.13(a); and

(s)    other Liens securing Indebtedness or other obligations of the Borrower and its Subsidiaries in an aggregate amount at any time outstanding not to exceed $250,000.

Each Secured Party agrees to execute and deliver such collateral subordination agreements and related documents as reasonably requested of it to confirm the priority of the Liens permitted pursuant to Section 8.3(e).

SECTION 8.4    Minimum Liquidity. The Liquidity of the Borrower shall not at any time be less than $5,000,000; provided that until the satisfaction Section 5.21 and Section 8.16, the Liquidity of the Borrower shall not at any time be less than $10,000,000. The Borrower shall maintain an amount equal to the amount required under this Section 8.4, along with its other cash and Cash Equivalent Investments, in a Controlled Account as required pursuant to Section 7.13(a).

SECTION 8.5    Investments. None of the Borrower or any of the Subsidiaries will purchase, make, incur, assume or permit to exist any Investment in any other Person, except:

(a)    Investments existing on the Closing Date and identified in Schedule 8.5(a) to the Disclosure Letter;

(b)    (i) Investments consisting of cash and Cash Equivalent Investments and (ii) any other Investments permitted by the Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by the Borrower’s board of directors so long as set forth on Schedule 8.5(a) to the Disclosure Letter or approved by the Required Lenders (such approval not to be unreasonably withheld);

(c)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(d)    Investments consisting of any deferred portion of the sales price received by the Borrower or any of the Subsidiaries in connection with any Disposition permitted under Section 8.8;

(e)    Investments constituting (i) accounts receivable arising, (ii) trade debt granted, or (iii) deposits made, in each case of clauses (i) through (iii), in connection with the purchase price of goods or services, in each case in the ordinary course of business;

(f)    Permitted Acquisitions;

(g)    Investments by the Borrower or any Guarantor in the Borrower or any Guarantor; (i) Investments by the Borrower or any Guarantor in any Subsidiary that is not a Guarantor, in an aggregate amount not to exceed $500,000 for all such Investments, (ii) Investments by Subsidiaries that are not Guarantors in the Borrower or any Guarantor and (iii) Investments by Subsidiaries that are not Guarantors in any other Subsidiary that is not a Guarantor;

(h)    Investments in the ordinary course of business consisting of endorsements of negotiable instruments for collection or deposit;

(i)    Investments consisting of the creation of a Subsidiary; provided, however, the creation of such Subsidiary is in accordance with Section 7.8;

(j)    Investments in an aggregate amount not to exceed $100,000 consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of Capital Securities of the Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by the Borrower’s board of directors;

(k)    Contingent Liabilities of a Loan Party in favor of another Loan Party and permitted under Section 8.2; and

(l)    other Investments in an aggregate amount not to exceed $500,000 over the term of this Agreement.

SECTION 8.6    Restricted Payments, Etc. None of the Borrower or any of the Subsidiaries will declare or make a Restricted Payment, or make any deposit for any Restricted Payment, other than:

(a)    Restricted Payments made by (i) the Borrower or any Subsidiary to the Borrower or any Guarantor and (ii) any Subsidiary that is not a Guarantor to another Subsidiary that is not a Guarantor;

(b)    payments to repurchase the stock of former employees, directors, consultants or other service providers pursuant to the terms of employee stock purchase plans, employee restricted stock agreements, stockholder rights plans, director or consultant stock option plans, or similar plans, provided such repurchases do not exceed $100,000 in the aggregate; and

(c)    the conversion of the Convertible Notes and the Existing Convertible Notes into Qualified Capital Securities pursuant to the terms of such convertible securities or otherwise in exchange thereof.

SECTION 8.7    Consolidation, Merger; Permitted Acquisitions, Etc. None of the Borrower or any of the Subsidiaries will liquidate or dissolve, consolidate with, or merge into or with, any other Person, or purchase or otherwise acquire all or substantially all of the assets of any Person (or any division thereof, other than in connection with a Permitted Acquisition, except that, so long as no Event of Default has occurred and is continuing (or would occur), any Subsidiary may liquidate or dissolve voluntarily into, and may merge with and into, the Borrower or any Subsidiary; and provided that, in connection with any Permitted Acquisition, the Borrower or any Subsidiary may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it, so long as (a) the Person surviving such merger with any Subsidiary shall be a direct or indirect wholly owned Subsidiary of the Borrower and, if qualifying as a Material Subsidiary, it shall be a Guarantor, and (b) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving Person.

SECTION 8.8    Permitted Dispositions. None of the Borrower or any of the Subsidiaries will Dispose of any of its assets (including accounts receivable and Capital Securities of the Borrower or its Subsidiaries) to any Person in one transaction or series of transactions other than (a) Dispositions of inventory or of obsolete, damaged, worn out or surplus property Disposed of in the ordinary course of business, (b) Dispositions pursuant to Liens permitted by Section 8.3 or mergers or consolidations permitted by Section 8.7, or (c) all other Dispositions not to exceed $100,000 in the aggregate in any Fiscal Year.

SECTION 8.9    Modification of Certain Agreements. None of the Borrower or any of the Subsidiaries will consent to any amendment, supplement, waiver or other modification of, or enter into any forbearance from exercising any rights with respect to, the terms or provisions contained in (a) any Organic Documents, if the result would have an adverse effect on the rights or remedies of either Agent or the Lenders, in their capacities as such under this Agreement or any Loan Document or (b) any agreement governing any Permitted Subordinated Indebtedness, if the result would shorten the maturity date thereof or advance the date on which any cash payment is required to be made thereon or would otherwise change any terms thereof in a manner adverse to either Agent or the Lenders, in their capacities as such.

SECTION 8.10    Transactions with Affiliates. None of the Borrower or any of the Subsidiaries will enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any of its Affiliates, except for (a) transactions that are in the ordinary course of the Borrower’s or such Subsidiary’s business, upon fair and reasonable terms that are no less favorable to the Borrower or such Subsidiary than would be obtained in an arm’s length transaction with a non-affiliated Person, (b) compensation arrangements for officers or directors approved by the Borrower’s board of directors or a duly authorized committee thereof, and (d) Permitted Subordinated Indebtedness or equity investments by the Borrower’s investors in the Borrower.

SECTION 8.11    Restrictive Agreements, Etc. None of the Borrower or any of the Subsidiaries will enter into any agreement prohibiting (a) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired, (b) the ability of the Borrower or any Subsidiary to amend or otherwise modify any Investment Document, or (c) the ability of the Borrower or any Subsidiary to make any payments, directly or indirectly, to the Borrower, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments. The foregoing prohibitions shall not apply to restrictions contained:

(i)    in any Investment Document; or

(ii)    in the case of clause (a), (1) in any agreement governing any Indebtedness permitted by Section 8.2(e) as to the assets financed with the proceeds of such Indebtedness, (2) this Agreement and the other Loan Documents, (3) customary restrictions on the assignment of leases, licenses and other agreements, (4) covenants with such restrictions in merger or acquisition agreements, provided that such covenants do not prohibit Borrower or a Subsidiary from granting a security interest in Borrower’s or any Subsidiary’s property in favor of Administrative Agent or the Lenders and provided further that the counter-parties to such covenants are not permitted to receive a security interest in Borrower’s or a Subsidiary’s property; or

(iii)    in the case of clause (c), except for restrictions existing under or by reason of (1) any restrictions existing under the Loan Documents, or (2) applicable law.

SECTION 8.12    Sale and Leaseback.    Except as permitted in Section 8.3(e), none of the Borrower or any of the Subsidiaries will directly or indirectly enter into any agreement or arrangement providing for the sale or transfer by it of any property (now owned or hereafter acquired) to a Person and the subsequent lease or rental of such property or other similar property from such Person.

SECTION 8.13    Product Agreements. None of the Borrower or any of the Subsidiaries will enter into any amendment with respect to any existing Product Agreement or enter into any new Product Agreement that contains (a) any provision that permits any counterparty other than the Borrower or any of the Subsidiaries to terminate such Product Agreement for any reason related to the insolvency or change of control of the Borrower or any of the Subsidiaries or assignment of such Product Agreement by the Borrower or any of the Subsidiaries, (b) any provision which restricts or penalizes a security interest in, or the assignment of, any Product Agreements, upon the sale, merger or other Disposition of all or a material portion of a Product to which such Product Agreement relates, or (c) any other provision that has or is likely to adversely affect, in any material respect, any Product to which such agreement relates or any Secured Party’s rights hereunder.

SECTION 8.14    Change in Name, Location or Executive Office or Executive Management; Change in Fiscal Year. None of the Borrower or any of the Subsidiaries will (a) without 30 days’ prior written notice to the Administrative Agent, change its legal name or any trade name used to identify it in the conduct of its business or ownership of its properties, (b) change its jurisdiction of organization or legal structure, (c) without 30 days’ prior written notice to the Administrative Agent, relocate its chief executive office, principal place of business or any office in which it maintains books or records relating to its business (including the establishment of any new office or facility), (d) change its federal taxpayer identification number or organizational number (or equivalent) without 30 days’ prior written notice to the Administrative

Agent, (e) replace its chief executive officer or chief financial officer without written notification to the Administrative Agent within 30 days thereafter, (f) change its Fiscal Year or any of its Fiscal Quarters, or (g) enter into any Division/Series Transaction, or permit any of its Subsidiaries to enter into, any Division/Series Transaction (it being understood that none of the provisions in this Agreement nor any other Loan Document shall be deemed to permit any Division/Series Transaction).

SECTION 8.15    Benefit Plans and Agreements. None of the Borrower or any Subsidiary will (a) become the sponsor of, incur any responsibility to contribute to or otherwise incur actual or potential liability with respect to, any Benefit Plan, (b) allow any “employee benefit plan” as defined in section 3(3) of ERISA that provides retirement benefits, is sponsored by the Borrower, any Subsidiary or any of their ERISA Affiliates, and is intended to be Tax qualified under section 401 or 501 of the Code to cease to be Tax qualified, (c) allow the assets of any Tax qualified retirement plan to become invested in Capital Securities of the Borrower or any Subsidiary, (d) allow any “employee benefit plan” (as defined in section 3(3) of ERISA) sponsored, maintained, contributed to or required to be contributed to by the Borrower or any Subsidiary to fail to comply in all material respects with its terms and applicable Laws, or (e) allow any employee benefit plan as defined in section 3(3) of ERISA that provides medical, dental, vision, or long-term disability benefits and that is sponsored by the Borrower or any of its Subsidiaries or any of their ERISA Affiliates (or under which any of these Persons has any actual or potential liability), to cease to be fully insured by a third party insurance company. None of the Borrower or any of its Subsidiaries will enter into any employment, severance, change in control, independent contractor, or consulting agreements or grant any equity awards other than in the ordinary course of business and consistent with past practice.

SECTION 8.16    Conversion of Convertible Notes. The Convertible Notes shall be issued and paid for in cash by the investors therein, and the Convertible Notes and the Existing Convertible Notes and the Convertible Notes shall be converted into Capital Securities (other than Disqualified Capital Securities) in accordance with their terms on or prior to December 31, 2019.

ARTICLE IX

EVENTS OF DEFAULT

SECTION 9.1    Listing of Events of Default. Each of the following events or occurrences described in this Article IX shall constitute an “Event of Default”:

(a)    Non-Payment of Obligations. The Borrower shall default in the payment or prepayment when due of (i) any principal of or interest on any Loan, or (ii) any fee described in Article III or any other monetary Obligation, and in the case of clause (ii) such default shall continue unremedied for a period of three Business Days after such amount was due.

(b)    Breach of Warranty. Any representation or warranty made or deemed to be made by the Borrower or any of the Subsidiaries in any Investment Document (including any certificates delivered pursuant to Article V) is or shall be incorrect in any material respect when made or deemed to have been made.

(c)    Non-Performance of Certain Covenants and Obligations. The Borrower or any Subsidiary shall default in the due performance or observance of any of its obligations under Section 7.1, Section 7.7, or Article VIII.

(d)    Non-Performance of Other Covenants and Obligations. The Borrower or any Subsidiary shall default in the due performance and observance of any other covenant, obligation or agreement contained in any Investment Document executed by it, and such default shall continue unremedied for a period of 30 days after the earlier to occur of (i) notice thereof given to the Borrower by the Lenders or (ii) the date on which the Borrower or any Subsidiary has knowledge of such default.

(e)    Default on Other Indebtedness. A default shall occur in the payment of any amount when due (subject to any applicable grace period), whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees on, any Indebtedness of the Borrower or any of the Subsidiaries having a principal or stated amount, individually or in the aggregate, in excess of $250,000, or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness to become due and payable or to require such Indebtedness to be prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such Indebtedness to be made, prior to its expressed maturity.

(f)    Judgments. Any judgment or order for the payment of money individually or in the aggregate in excess of $250,000 (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order) shall be rendered against the Borrower or any of the Subsidiaries and such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within 30 days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order.

(g)    Change in Control Any Change in Control shall occur.

(h)    Bankruptcy, Insolvency, Etc. The Borrower or (except as permitted pursuant to Section 8.7) any of the Subsidiaries shall:

(i)    become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, debts as they become due;

(ii)    apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the property of any thereof, or make a general assignment for the benefit of creditors;

(iii)    in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days;

provided that the Borrower and each Subsidiary hereby expressly authorizes the Administrative Agent and the Lenders to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend its rights under the Investment Documents;

(iv)    permit or suffer to exist the commencement of any bankruptcy, insolvency, reorganization, debt arrangement, arrangement (including any plan of compromise or arrangement or other corporate proceeding involving or affecting its creditors) or other case or proceeding under any bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding, in respect thereof (each, an “Insolvency Event”), and, if any such case or proceeding is not commenced by the Borrower or any Subsidiary, such case or proceeding shall be consented to or acquiesced in by the Borrower or such Subsidiary, as the case may be, or shall result in the entry of an order for relief or shall remain for 60 days undismissed; provided that the Borrower and each Subsidiary hereby expressly authorizes the Administrative Agent and the Lenders to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend its rights under the Investment Documents; or

(v)    take any action authorizing, or in iurtherance of, any of the foregoing.

(i)    Impairment of Security, Etc. Any Investment Document or any Lien granted thereunder shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower or any Subsidiary subject thereto; the Borrower, any Subsidiary or any other party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or, except as permitted under any Investment Document, any Lien securing any Obligation shall, in whole or in part, cease to be a perfected first priority Lien.

(j)    Key Permit Events. Any Key Permit or any of the Borrower’s or any Subsidiary’s material rights or interests thereunder is terminated or amended in any manner adverse to the Borrower or any Subsidiary in any material respect.

(k)    Material Adverse Change. Any circumstance occurs that has had or could reasonably be expected to have a Material Adverse Effect.

(l)    Key Person Event. If Vince Burgess (or any replacement described below) ceases to be employed full time by the Borrower and actively working as its Chief Executive Officer, unless within 120 days after such Person ceases to be employed lull time and actively working, the Borrower (i) names an interim Chief Executive Officer or (ii) hires a replacement for such individual, in each case, reasonably acceptable to the Required Lenders.

(m)    Regulatory Matters. If any of the following occurs: (i) the FDA, CMS or any other Governmental Authority (A) issues a letter or other communication asserting that any Product lacks a required Regulatory Authorization or (B) initiates enforcement action against, or issues a warning letter with respect to, the Borrower or any of the Subsidiaries, or any Product or the manufacturing facilities therefor, that in the case of either clause (A) or (B) causes the Borrower or such Subsidiary to discontinue marketing of or withdraw any material Product, or causes a material delay in the manufacture or offering of any material Product, which discontinuance, withdrawal or delay could reasonably be expected to last for more than three months; (ii) a recall which could reasonably be expected to result in aggregate liability to the Borrower and the Subsidiaries in excess of $500,000; or (iii) the Borrower or any of the Subsidiaries enters into a settlement agreement with the FDA, CMS or any other Governmental Authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions in excess of $500,000.

SECTION 9.2    Action if Bankruptcy. If any Event of Default described in clauses (i) through (iv) of Section 9.1(h) with respect to the Borrower shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of the Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand to any Person.

SECTION 9.3    Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (i) through (iv) of Section 9.1(h)) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent may, and shall at the written direction of the Origination Agent or the Required Lenders (or, 45 days from and after the date any Event of Default has occurred and is continuing, any Lender or group of Lenders having Total Credit Exposures representing at least 50% of the Total Credit Exposures of all Lenders), by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of the Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and the Commitments shall terminate.

SECTION 9.4    Application of Funds. After the exercise of remedies provided for in Section 9.3 (or after the Loans have automatically become immediately due and payable as set forth in Section 9.2), any amounts received by any Lender or the Administrative Agent on account of the Obligations shall be applied in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to either Agent and amounts payable under Article III) payable to either Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders) arising under the Investment Documents and amounts payable under Section 4.3, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and amounts payable under Sections 3.7, 3.8, 3.10 and 3.11, ratably among the Lenders in proportion to the respective amounts described in this clause Third held by them;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefensibly paid in full, to the Borrower or as otherwise required by law.

ARTICLE X

MISCELLANEOUS PROVISIONS

SECTION 10.1    Waivers, Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that

(a)    no such amendment, waiver or consent shall:

(i)    extend or increase the Commitment of a Lender (or reinstate any Commitment terminated pursuant to Section 9.2) without the written consent of such Lender whose Commitment is being extended or increased (it being understood and agreed that a waiver of any condition precedent set forth in Article V or a waiver of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(ii)    postpone any date fixed by this Agreement or any other Loan Document for any payment of principal (excluding mandatory prepayments), interest, Repayment Premiums, fees or other amounts due to the Lenders (or any of them) without the written consent of each Lender entitled to receive such payment (it being understood that a waiver of any Default or Event of Default shall not constitute such a postponement);

(iii)    reduce the principal of, the rate of interest specified herein on or any Repayment Premium specified herein on any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment of principal, interest, fees or other amounts (other than any such reduction in connection with a waiver of any Default, Event of Default, mandatory prepayment or amendment to any financial covenant);

(iv)     (x) amend or waive any provision of Section 9.4, or (y) amend or waive any provision providing for the pro rata treatment of the Lenders, in each case without the written consent of each Lender directly affected thereby;

(v)    change any provision of this Section 10.1(a) or the definition of “Required Lenders” without the written consent of all the Lenders;

(vi)    reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of then- rights and obligations under this Agreement and the other Loan Documents, or release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guarantee, in each case without the written consent of all the Lenders;

(vii)    (x) amend, waive or modify Section 11.6 hereof, without the consent of the Required Lenders;

(b)    unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and

(c)    unless also signed by the Origination Agent, no amendment, waiver or consent shall affect the rights or duties of the Origination Agent under this Agreement or any other Loan Document;

provided, however, that notwithstanding anything to the contrary herein, (i) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (ii) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

Any payments, fees or other consideration (other than reimbursements for out-of-pocket expenses) received by or on behalf of the Administrative Agent or any of the Lenders in respect of any amendment, waiver or consent under the Loan Documents shall be distributed to the Lenders on a pro rata basis.

SECTION 10.2    Notices; Time.

(a)    All notices and other communications provided under any Loan Document shall be in writing or by facsimile and addressed, delivered or transmitted, if to the Borrower or the Lenders, to the applicable Person at its address or facsimile number set forth on Schedule 10.2 to the Disclosure Letter, or at such other address or facsimile number as may be designated by such Party in a notice to the other Parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter. Unless otherwise indicated, all references to the time of a day in a Loan Document shall refer to New York City time.

(b)    The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic loan notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Agents, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party; provided that such indemnity shall not, as to any Person be available to the extent that such losses, costs, expenses or liabilities are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Person. All telephonic notices to and other telephonic communications with either Agent may be recorded by such Agent, and each of the parties hereto hereby consents to such recording.

SECTION 10.3    [Reserved.]

SECTION 10.4    Indemnification; Expenses; and Damage Waiver.

(a)    In consideration of the execution and delivery of this Agreement by the Lenders and the Agents, the Borrower hereby indemnifies, agrees to defend, exonerates and holds each Lender and the Agents (and any sub-agent thereof) and each Related Party of any of the foregoing Persons (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities, obligations and damages, claims and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ and professionals’ fees and disbursements, whether incurred in connection with actions between the Parties or the Parties and third parties (collectively, the “Indemnified Liabilities”), including Indemnified Liabilities arising out of or relating to (a) the entering into and performance of any Investment Document by any of the Indemnified Parties, and in the case of the Agents and their Related Parties only, the administration and enforcement of any Investment Document (in each case, including any action brought by or on behalf of the Borrower as the result of any determination by any Lender pursuant to Article V not to fund any Loan), and (b) any Environmental Liability. If and to the extent that the foregoing indemnification may be unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable Law. Paragraph (a) of this Section 10.4 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim

(b)    Costs and Expenses. The Loan Parties shall pay (i) all out-of-pocket expenses incurred by (i) OrbiMed Royalty Opportunities II, LP and the Origination Agent (up to an aggregate amount of $350,000), (ii) Deerfield Private Design Fund III, L.P. (up to an aggregate amount of $65,000) and (iii) the Administrative Agent, including the fees, charges and disbursements of (w) Covington & Burling LLP, counsel to OrbiMed, (x) counsel to Deerfield Private Design Fund III, L.P., (y) local counsel, if any, which may be retained by or on behalf of any Lender, and (z) counsel for the Administrative Agent and due diligence expenses incurred by OrbiMed Royalty Opportunities II, LP, in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Investment Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by either Agent or any Lender (including the fees, charges, legal expenses and disbursements of any counsel for either Agent or any Lender), and shall pay all fees and time charges for attorneys who may be employees of either Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Investment Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout or restructuring (whether or not consummated) or negotiations in respect of such Loans or in connection with the enforcement of any Obligations. The Borrower further agrees to pay, and to hold each Lender harmless from all liability for, any Other Taxes.

(c)    Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to either Agent (or any sub-agent thereof) or any Related Party thereof, each Lender severally agrees to pay to such Agent (or any such subagent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentages (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub-agent), or against any Related Party thereof acting for such Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.09(b).

(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Investment Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnified Party referred to in subsection (a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Investment Documents or the transactions contemplated hereby or thereby.

(e)    Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

SECTION 10.5    Survival.    The obligations of the Borrower under Section 4.1, Section 4.2, Section 4.3, Section 10.3 and Section 10.4, shall in each case survive any assignment by any Lender and the occurrence of the Termination Date. The representations and warranties made by the Borrower in each Investment Document shall survive the execution and delivery of such Investment Document. The agreements in this Section and the indemnity provisions of Section 10.2(b) shall survive the resignation of either Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations. All representations and warranties made hereunder and in any other Investment Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Agents and each Lender, regardless of any investigation made by the Agents or any Lender or on their behalf and notwithstanding that either Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

SECTION 10.6    Severability. Any provision of any Loan Document or the other Investment Documents which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or other Investment Document affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 10.7    Headings. The various headings of each Loan Document and each other Investment Document are inserted for convenience only and shall not affect the meaning or interpretation of such Loan Document such Investment Document or any provisions thereof.

SECTION 10.8    Execution in Counterparts, Effectiveness, Etc.. This Agreement may be executed by the Parties in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of the Borrower and the Lenders, shall have been received by the Lenders. Delivery of an executed counterpart of a signature page to this Agreement by email (in “pdf,” “tiff’ or similar format) or telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.9    Governing Law; Entire Agreement. EACH INVESTMENT DOCUMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT

OF OR RELATING TO THIS AGREEMENT OR ANY OTHER INVESTMENT DOCUMENT CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) WITHOUT REGARD TO ANY CHOICE OR CONFLICT OF LAWS PROVISIONS OR RULES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION. The Investment Documents constitute the entire understanding among the Parties with respect to the subject matter thereof and supersede any prior agreements, written or oral, with respect thereto.

SECTION 10.10     Successors and Assigns.

(a)    Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the Parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Agents and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. No assignment or transfer of any Commitment or Loan shall be effective until receipt and acceptance into the Register by the Administrative Agent of a fully executed Assignment and Assumption effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.6(b). The date of such assignment shall be referred to herein as the “Assignment Effective Date.”

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition, the consent of the Origination Agent and the Required Lenders (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv)    Assignment and Assumption. Assignments and assumptions of Loans and Commitments by Lenders shall be effected by execution and delivery to the Administrative Agent of an Assignment and Assumption. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date, subject to acceptance and recording thereof in the Register by the Administrative Agent pursuant to Section 10.10(c). In connection with all assignments there shall be delivered to the Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment and Assumption may be required to deliver pursuant to Section 4.3, together with payment to the Administrative Agent of a registration and processing fee of $3,500, which may be waived or reduced at the sole discretion of the Administrative Agent.

(v)    No Assignment to Certain Persons. No such assignment shall be made to a Loan Party or any Affiliate or Subsidiary of a Loan Party, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons (other than to the Lenders on the date hereof and their respective Affiliates).

(vi)    Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.3 and 10.4 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 10.11     Other Transactions. Nothing contained herein shall preclude any Lender or any of its Affiliates from engaging in any transaction, in addition to those contemplated by the Investment Documents, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

SECTION 10.12     Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY INVESTMENT DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF EITHER AGENT,

ANY LENDER OR THE BORROWER IN CONNECTION HEREWITH OR THEREWITH SHALL BE BROUGHT AND MAINTAINED IN THE COURTS OF THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT EITHER AGENT’S OR THE LENDERS’ OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 10.2. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE INVESTMENT DOCUMENTS.

SECTION 10.13     Waiver of Jury Trial. THE AGENTS, THE LENDERS AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, EACH INVESTMENT DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF EITHER AGENT, ANY LENDER OR THE BORROWER IN CONNECTION THEREWITH. THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER INVESTMENT DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS AND THE LENDERS ENTERING INTO THE INVESTMENT DOCUMENTS.

SECTION 10.14     Confidential Information. Subject to the provisions of Section 10.15, at all times prior to the Termination Date, the Receiving Party shall keep confidential and shall not publish or otherwise disclose any Confidential Information furnished to it by the Disclosing Party, except to those of the Receiving Party’s employees, advisors or consultants who have a need to know such information to assist such Party in the performance of such Party’s obligations or in the exercise of such Party’s rights hereunder and who are subject to reasonable obligations of confidentiality consistent with this Section 10.14 (collectively, “Recipients”). Notwithstanding anything to the contrary set forth herein: (a) any Lender may disclose this Agreement and the terms and conditions hereof and any information related hereto, to (i) its

Affiliates, (ii) potential and actual assignees of any of such Lender’s rights hereunder and (iii) potential and actual investors in, or lenders to, such Lender (including, in each of the foregoing cases, such Person’s employees, advisors or consultants); provided that in each case, unless an Event of Default has occurred and is continuing, each such Recipient shall be subject to reasonable obligations of confidentiality; and (b) upon receiving consent from the Lenders, which consent shall not be unreasonably withheld, delayed or conditioned, the Borrower may disclose this Agreement and the terms and conditions hereof and information related hereto, to potential or actual permitted acquirers or assignees, collaborators and other licensees or sublicensees, permitted subcontractors, investment bankers, investors, lenders (including, in each of the foregoing cases, such Person’s employees, advisors or consultants who have a need to receive and review such information); provided that in each case, each such Recipient shall be subject to reasonable obligations of confidentiality. In addition to the foregoing, the Receiving Party may disclose Confidential Information belonging to the Disclosing Party to the extent (and only to the extent) such disclosure is reasonably necessary in order to comply with applicable Laws (including any securities law or regulation or the rules of a securities exchange) and with judicial process, if in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance, provided that the Receiving Party (x) will only disclose those portions of the Confidential Information that are necessary or required to be so disclosed, and (y) to the extent legally permissible, will notify the Disclosing Party of the Receiving Party’s intent to make any disclosure pursuant thereto sufficiently prior to making such disclosure so as to allow the Disclosing Party time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed.

SECTION 10.15     Exceptions to Confidentiality. The Receiving Party’s obligations set forth in this Agreement shall not extend to any Confidential Information of the Disclosing Party:

(a)    that is or hereafter becomes part of the public domain (other than as a result of a disclosure by the Receiving Party or its Recipients in violation of this Agreement);

(b)    that is received from a Third Party without restriction on disclosure and without, to the knowledge of the Receiving Party, breach of any agreement between such Third Party and the Disclosing Party;

(c)    that the Receiving Party can demonstrate by competent evidence was already in its possession without any limitation on disclosure prior to its receipt from the Disclosing Party;

(d)    that is generally made available to Third Parties by the Disclosing Party without restriction on disclosure; or

(e)    that the Receiving Party can demonstrate by competent evidence was independently developed by the Receiving Party without use of or reference to the Confidential Information.

SECTION 10.16     No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or either Agent to exercise, and no delay by any such Person in exercising, any right,

remedy, power or privilege hereunder or under any other Investment Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Investment Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Investment Document, the authority to enforce rights and remedies hereunder and under the other Investment Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 11.1 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 4.5 (subject to the terms of Section 4.4(e)), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law or any proceedings arising out of or in connection with an Insolvency Event; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 11.1 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 4.4(e), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 10.17     Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver, receiver, manager, monitor or any other party, in connection with any proceeding under any Debtor Relief Law, any proceedings arising out of or in connection with an Insolvency Event or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in hill of the Obligations and the termination of this Agreement.

SECTION 10.18     Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

ARTICLE XI

ADMINISTRATIVE AGENT

SECTION 11.1    Appointment and Authority.

(a)    Each of the Lenders hereby irrevocably appoints Wilmington Trust to act on its behalf as the Administrative Agent hereunder and OrbiMed Royalty Opportunities Fund II, LP to act on its behalf as Origination Agent hereunder and under the other Loan Documents and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to the Agents by the terms hereof or thereof, together with such actions and powers as are incidental thereto. The provisions of this Article are solely for the benefit of the Agents and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent or the Origination Agent or the Agents is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)    The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 11.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Agreement, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of Article X (including Section 10.4(c)), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) and this Article XI as if set forth in full herein with respect thereto.

SECTION 11.2    Rights as a Lender. A Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an

Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 11.3    Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, no Agent:

(a)    shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)    shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise or as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and

(c)    shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Origination Agent or the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. Subject to the proviso in Section 11.3(b), to the extent the Administrative Agent is permitted to take any discretionary action hereunder or under any Loan Document, it shall take such action if instructed in writing to do so by the Origination Agent or the Required Lenders. In the event of any conflict between the instructions of the Origination Agent and the Required Lenders, the instructions of the Required Lenders shall control No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given in writing to such Agent by the Borrower, or a Lender.

The Administrative Agent shall have the right to request instructions from the Origination Agent, the Required Lenders or, as required, each of the Lenders. If the Administrative Agent shall request instructions from the Origination Agent, the Required Lenders or each of the Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary under the circumstances), as the case maybe, with respect to any actor action (including the failure to act) in connection with this Agreement or any other Loan Document, the

Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Origination Agent, the Required Lenders or such other number or percentage of the Lenders, as the case may be, and the Administrative Agent shall not incur liability to any Person by reason of so refraining.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

SECTION 11.4    Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(a)    Reliance by Agents and Lenders. The Agents and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic loan notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify each Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party; provided that such indemnity shall not, as to any Person be available to the extent that such losses, costs, expenses or liabilities are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Person. All telephonic notices to and other telephonic communications with either Agent may be recorded by such Agent, and each of the parties hereto hereby consents to such recording.

SECTION 11.5    Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The rights, benefits and privileges (including the exculpatory and indemnification provisions) of Article X and this Article XI shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by either Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Loan Parties and the Lenders, (ii) any modification to such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be effective as against such sub-agent without its written consent thereto, and (iii) such sub-agent shall only have obligations to such Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such subagent.

SECTION 11.6    Resignation or Removal of Administrative Agent. Either Agent may resign as Agent at any time by giving thirty (30) days advance notice thereof to the Lenders and the Borrower and, thereafter, the retiring Agent shall be discharged from its duties and obligations hereunder. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent. No less than thirty (30) days’ following the delivery of such written notice, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, with whom the Lenders shall be dealing on an arm’s length basis. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent. After any retiring Agent’s resignation hereunder as Agent or upon a removal of an Agent, the provisions of this Section 11.6 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent. If no successor has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation or removal, the retiring Agent’s resignation or removal shall nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of such Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

SECTION 11.7    Non-Reliance on Agents and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon either Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon either Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 11.8    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 10.4) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, receiver-manager, monitor, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.4.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 11.9    Collateral and Guarantee Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)    to release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document (i) upon payment in full of all Obligations, (ii) that is sold or otherwise disposed of to a Person that is not a Loan Party as part of or in connection with any sale or other Disposition permitted hereunder and under the other Loan Document or any Casualty Event, or (iii) as approved in accordance with Section 10.1; and

(b)    to release any Guarantor from its obligations under the Guarantee if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guarantee, pursuant to this Section 11.9.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

ACUTUS MEDICAL, INC., as the Borrower

By:	/s/ Vince Burgess
Name: Vince Burgess
Title: Chief Executive Officer

Signature Page to Credit Agreement

DEERFIELD PRIVATE DESIGN FUND III, L.P. By: Deerfield Mgmt III, L.P. General Partner By: J.E. Flynn Capital HI, LLC General Partner

By:	/s/ David J. Clark
Name: David J. Clark
Title: Authorized Signatory

Signature Page to Credit Agreement

ORBIMED ROYALTY OPPORTUNITIES II, LP, as the Origination Agent and as a Lender

By:	/s/ W. Carter Neild
	Name:	W. Carter Neild
	Title:	Member

Signature Page to Credit Agreement

WILMINGTON TRUST, NATIONAL ASSOCIATION, as the Administrative Agent

By:	/s/ Jamie Roseberg
	Name:	Jamie Roseberg
	Title:	Assistant Vice President

Signature Page to Credit Agreement

Schedule 2.1

COMMITMENTS AND APPLICABLE PERCENTAGES

Initial Commitment Amount:

Lender	Commitment	Applicable Percentage
ORBIMED ROYALTY OPPORTUNITIES II, LP	$20,000,000	50%
DEERFIELD PRIVATE DESIGN FUND III, L.P.	$20,000,000	50%
Total	$40,000,000	100%

First Delayed Draw Commitment Amount:

Lender	Commitment	Applicable Percentage
ORBIMED ROYALTY OPPORTUNITIES II, LP	$5,000,000	50%
DEERFIELD PRIVATE DESIGN FUND III, L.P.	$5,000,000	50%
Total	$10,000,000	100%

Second Delayed Draw Commitment Amount:

Lender	Commitment	Applicable Percentage
ORBIMED ROYALTY OPPORTUNITIES II, LP	$10,000,000	50%
DEERFIELD PRIVATE DESIGN FUND III, L.P.	$10,000,000	50%
Total	$20,000,000	100%

Final Version

EXHIBIT A

FORM OF PROMISSORY NOTE

$35,000,000	May 20, 2019

FOR VALUE RECEIVED, ACUTUS MEDICAL, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of [ORBIMED ROYALTY OPPORTUNITIES II, LP]/[DEERFIELD PRIVATE DESIGN FUND III, L.P.], a [Delaware limited partnership] (together with its successors, transferees and assignees, the “Lender”), on the Maturity Date, the principal sum of TWENTY MILLION DOLLARS ($20,000,000) or, if the First Delayed Draw Loan is made to the Borrower, TWENTY FIVE MILLION DOLLARS ($25,000,000) or, if the Second Delayed Draw Loan is made to the Borrower, THIRTY FIVE MILLION DOLLARS ($35,000,000), in any case if less, the aggregate unpaid principal amount of the Loans (and any continuation thereof) made (or continued) by the Lender pursuant to the Credit Agreement, dated as of May 20, 2019 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, certain Lenders party thereto, OrbiMed Royalty Opportunities II, LP, as Origination Agent, and Wilmington Trust, National Association, as Administrative Agent. Unless otherwise defined herein or the context otherwise requires, terms used in this Note have the meanings provided in the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity upon demand, until paid in full, at the rates per annum and on the dates specified in the Credit Agreement, as well as any other amounts that may be due to the Lender upon maturity (whether by acceleration or otherwise) under or in respect of this Note.

Payments of both principal and interest are to be made in U.S. Dollars in same day or immediately available funds to the account designated by the Lender pursuant to the Credit Agreement.

This Note is referred to in, and evidences Indebtedness incurred under, the Credit Agreement, to which reference is made for a description of the security and guarantee for this Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of the unpaid principal amount of the Indebtedness evidenced by this Note and on which such Indebtedness may be declared to be immediately due and payable. Any prepaid principal of this Note may not be reborrowed.

All parties hereto, whether as makers, endorsers or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

THIS NOTE HAS BEEN DELIVERED IN NEW YORK, NEW YORK, AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

[ Signature Page Follows ]

2

ACUTUS MEDICAL, INC.

By:
Name:
Title:

Signature Page to Promissory Note

Exhibit B

Exhibit C

Exhibit D

Exhibit E

Exhibit F

Exhibit G

Exhibit H

Exhibit I

Exhibit J